                                                                   Exhibit 2.1

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                            ASSET PURCHASE AGREEMENT

                               ------------------

                                    BETWEEN

                          BURNTSAND (NEW ENGLAND) INC.
                                    AS BUYER
                                      AND
                             PRIMIX SOLUTIONS INC.
                                   AS SELLER

                         DATED AS OF NOVEMBER 14, 2001

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

    ARTICLE 1  DEFINITIONS.................................................       1
          1.1  Definitions.................................................       1
    ARTICLE 2  PURCHASE AND SALE...........................................       9
          2.1  Purchase And Sale...........................................       9
          2.2  Excluded Assets.............................................      10
          2.3  Assumed Liabilities.........................................      11
          2.4  No Other Liabilities Assumed................................      12
          2.5  Purchase Price; Allocation of Purchase Price................      13
          2.6  Closing.....................................................      13
          2.7  Net Assumed Liabilities.....................................      14
    ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER....................      16
          3.1  Corporate Existence and Power...............................      16
          3.2  Corporate Authorization.....................................      16
          3.3  Governmental and Other Authorization........................      17
          3.4  Non-contravention...........................................      17
          3.5  Required Consents...........................................      17
          3.6  SEC Filings; Financial Statements...........................      17
          3.7  Absence of Certain Changes..................................      18
          3.8  No Undisclosed Liabilities..................................      19
          3.9  Material Contracts..........................................      19
         3.10  No Litigation...............................................      20
         3.11  Compliance with Laws and Court Orders.......................      21
         3.12  Properties..................................................      21
         3.13  Title to and Condition of Purchased Assets..................      21
         3.14  Fairness of Consideration...................................      22
         3.15  Use of Proceeds.............................................      22
         3.16  Debt........................................................      22
         3.17  Intellectual Property Rights................................      22
         3.18  Insurance Coverage..........................................      25
         3.19  Licenses and Permits........................................      25
         3.20  Privacy.....................................................      25
         3.21  Status of Assumed Contracts.................................      26
         3.22  Accounts Receivables........................................      26
         3.23  Finders' Fees...............................................      26
         3.24  Environmental Compliance....................................      26
         3.25  No Representations to Employees or Consultants of Seller....      27
         3.26  Employee Matters............................................      27
               No Right to Purchase the Consulting Business or the
         3.27  Purchased Assets............................................      28
         3.28  No Existing Discussions.....................................      29
         3.29  Taxes.......................................................      29
         3.30  Customers...................................................      29
         3.31  Full Disclosure.............................................      29
    ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER.....................      30
          4.1  Corporate Existence and Power...............................      30
          4.2  Corporate Authorization.....................................      30
          4.3  Governmental Authorization..................................      30
          4.4  Non-contravention...........................................      30
          4.5  Finders' Fees...............................................      31
          4.6  No Litigation...............................................      31
    ARTICLE 5  PRE-CLOSING COVENANTS.......................................      31
          5.1  Advice of Changes...........................................      31

                                     A-(i)

          5.2  Maintenance of Business.....................................      31
          5.3  Conduct of Business.........................................      31
          5.4  Regulatory Approvals........................................      33
          5.5  Required Consents, Satisfaction of Closing Conditions.......      33
          5.6  Access to Information.......................................      34
          5.7  Confidentiality.............................................      34
          5.8  Preparation and Delivery of Closing Schedules...............      35
          5.9  Assumed Other Liabilities; Closing Seller Liabilities.......      35
         5.10  Mengwall Loan Consent Agreement.............................      35
         5.11  Factor Lender Consent and Capital Lessor's Consents.........      36
         5.12  Advis Assignment............................................      36
    ARTICLE 6  SELLER STOCKHOLDER APPROVAL.................................      36
          6.1  Seller Proxy Statement......................................      36
          6.2  Meeting of Seller Stockholders..............................      37
          6.3  No Other Negotiations.......................................      38
    ARTICLE 7  ADDITIONAL COVENANTS OF BUYER AND SELLER....................      39
          7.1  Post-Closing Confidentiality................................      39
          7.2  Payment of Debts............................................      40
          7.3  Best Efforts; Further Assurances............................      40
          7.4  Watertown Lease.............................................      41
          7.5  Books and Records; Personnel................................      42
          7.6  Certain Filings.............................................      42
          7.7  Non-Compete.................................................      42
          7.8  Assistance..................................................      42
          7.9  Consents....................................................      43
    ARTICLE 8  TAX MATTERS.................................................      43
          8.1  Taxes.......................................................      43
          8.2  Straddle Periods............................................      43
          8.3  Other Taxes.................................................      43
          8.4  Treatment of Indemnity Payments.............................      43
    ARTICLE 9  EMPLOYEE BENEFITS...........................................      44
          9.1  Employees, Consultants and Offers by Buyer..................      44
          9.2  Seller's Employee Benefit Plans.............................      45
          9.3  Compensation; Contractual Obligations.......................      45
          9.4  Buyer Benefit Plans.........................................      46
          9.5  Employment Taxes............................................      46
          9.6  No Solicitation of Former Employees.........................      46
          9.7  No Third Party Beneficiaries................................      46
          9.8  WARN Act....................................................      46
   ARTICLE 10  CONDITIONS TO INITIAL CLOSING...............................      46
         10.1  Initial Closing.............................................      46
         10.2  Conditions to Obligation of Buyer...........................      47
         10.3  Conditions to Obligation of Seller..........................      48
   ARTICLE 11  CONDITIONS TO CLOSING.......................................      48
         11.1  Conditions to Obligations of Buyer and Seller...............      48
         11.2  Conditions to Obligations of Buyer..........................      49
   ARTICLE 12  SURVIVAL; INDEMNIFICATION...................................      51
         12.1  Survival....................................................      51
         12.2  Indemnification.............................................      51
         12.3  Limitations on Seller Indemnification Obligations...........      52
         12.4  Claim; Notice of Claim......................................      52

                                     A-(ii)
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
         12.5  Contents of Notice of Claim.................................      53
         12.6  Defense of Third-Party Claims...............................      53
         12.7  Resolution of Claims........................................      54
         12.8  Release of Remaining Deferred Amount........................      56
         12.9  Exclusive Remedy; Equitable Relief..........................      56
   ARTICLE 13  TERMINATION.................................................      57
         13.1  Termination by Mutual Consent...............................      57
         13.2  Unilateral Termination......................................      57
         13.3  Liability for Termination...................................      57
         13.4  Expenses....................................................      57
   ARTICLE 14  MISCELLANEOUS...............................................      58
         14.1  Notices.....................................................      59
         14.2  Amendments and Waivers......................................      59
         14.3  Expenses....................................................      59
         14.4  Successors and Assigns......................................      59
         14.5  Governing Law...............................................      59
         14.6  Counterparts; Third Party Beneficiaries.....................      59
         14.7  Entire Agreement............................................      60
         14.8  Captions....................................................      60
         14.9  Severability................................................      60
        14.10  Public Announcement.........................................      60

                                LIST OF EXHIBITS
                                       TO
                            ASSET PURCHASE AGREEMENT

   Exhibit A  --Form of Voting Agreement
   Exhibit B  --Loan and Security Agreement
   Exhibit C  --Management Services Agreement
   Exhibit D  --Assignment and Assumption Agreement
   Exhibit E  --Bill of Sale and General Assignment
   Exhibit F  --Form of Employment Offer Letter
   Exhibit G  --Form of Employment Agreement
   Exhibit H  --Opinion of McDermott, Will & Emery
   Exhibit I  --Intellectual Property License Agreement
   Exhibit J  --Trademark Assignment
   Exhibit K  --Domain Name Assignment

                                    A-(iii)
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                               LIST OF SCHEDULES
                                       TO
                            ASSET PURCHASE AGREEMENT

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

                                     A-(iv)

                            ASSET PURCHASE AGREEMENT

    This ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November 14, 2001 (the "AGREEMENT DATE"), is made and entered into by and between Burntsand (New England) Inc., a Delaware corporation ("BUYER"), Primix Solutions Inc., a Delaware corporation ("SELLER"). Seller and Buyer are referred to collectively herein as the "PARTIES" and individually as a "PARTY".

                                R E C I T A L S

    WHEREAS, Seller conducts the Consulting Business (as defined below).

    WHEREAS, Buyer desires to purchase the Consulting Business (as defined below) and all of the assets used to conduct the Consulting Business from Seller and to assume the Assumed Liabilities (as defined below), and Seller desires to sell to Buyer the Consulting Business and all of the assets of the Consulting Business, upon and subject to the terms and conditions of this Agreement.

    WHEREAS, Seller shall retain certain assets and liabilities that relate to businesses of the Seller other than the Consulting Business and assets other than the Purchased Assets.

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer's willingness to enter into this Agreement, certain stockholders of Seller are entering into a Voting Agreement with Buyer and Seller in the form of EXHIBIT A attached hereto (the "VOTING AGREEMENT").

    WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into a Loan Agreement and a Pledge and Security Agreement in the form of EXHIBIT B attached hereto (collectively, the "LOAN AGREEMENT").

    WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into a Management Services Agreement in the form of EXHIBIT C attached hereto (the "MANAGEMENT SERVICES AGREEMENT").

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows.

                                   ARTICLE 1
                                  DEFINITIONS

    1.1 DEFINITIONS. The following terms have the meanings ascribed to them or referenced below:

    "AAA" has the meaning set forth in Section 12.7(c).

    "AFFILIATE" means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified other Person (where, for purposes of this definition, "CONTROL" (including the correlative terms "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by Contract or otherwise and shall include a party's officers and directors).

    "AGREEMENT" has the meaning set forth in the Preamble.

    "AGREEMENT DATE" has the meaning set forth in the Preamble.

    "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning set forth in
Section 2.6(a)(iii).

    "ASSIGNED RECEIVABLES" has the meaning set forth in Section 12.2(a).

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    "ASSUMED CAPITAL LEASE LIABILITIES" has the meaning set forth in
Section 2.3(e).

    "ASSUMED CONTRACTS" has the meaning set forth in Section 2.1(e).

    "ASSUMED LIABILITIES" has the meaning set forth in Section 2.3.

    "ASSUMED LINE OF CREDIT LIABILITIES" has the meaning set forth in
Section 2.3(a).

    "ASSUMED OTHER LIABILITIES" has the meaning set forth in Section 2.3(g).

    "ASSUMED PREPAID LIABILITIES" has the meaning set forth in Section 2.3(f).

    "ASSUMED VACATION LIABILITIES" has the meaning set forth in Section 2.3(c).

    "ASSUMED WATERTOWN LEASE LIABILITIES" has the meaning set forth in
Section 2.3(d).

    "AWARDED DAMAGES" has the meaning set forth in Section 12.7(c)(iii).

    "BALANCE SHEET" has the meaning set forth in Section 3.6(b).

    "BALANCE SHEET DATE" has the meaning set forth in Section 3.6(b).

    "BILL OF SALE" has the meaning set forth in Section 2.6(b).

    "BOOKS AND RECORDS" means, to the extent not already included in Intellectual Property Deliverables, all books, records, books of account, financial records, financial statements, files, data and papers, whether in hard copy or computer format, used or held for use by Seller or any of its Affiliates in connection with the conduct of the Consulting Business (other than the corporate minute books of Seller), including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former personnel and employment and consultants records, and any Tax return relating exclusively to any Tax imposed on the Purchased Assets; PROVIDED, HOWEVER, that Seller is entitled to retain originals of books, records, books of account, financial records, financial statements, files, data and papers that relate to businesses other than the Consulting Business and Tax returns, financial records and financial statements of Seller, so long as Buyer is given true and complete copies of such documents and records at the Closing or no later than five (5) days thereafter.

    "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which banks are open for ordinary banking business in Boston, Massachusetts.

    "BUYER" has the meaning set forth in the Preamble.

    "BUYER ANCILLARY AGREEMENTS" means, collectively, the Loan Agreement, the Management Services Agreement, the Assignment and Assumption Agreement (as defined in Section 2.6(a)(iii)), the Bill of Sale (as defined in
Section 2.6(a)(iii)), the Trademark Assignment, the Domain Name Assignment, and the License Agreement (as such terms are defined in Section 11.2 below), and all other agreements, assignments, certificates and documents that Buyer is to execute and deliver pursuant to this Agreement.

    "BUYER CLOSING ADJUSTMENT" has the meaning set forth in Section 2.7(c).

    "BUYER INDEMNITEES" has the meaning set forth in Section 12.2(a).

    "BUYER'S DC PLAN" has the meaning set forth in Section 9.2.

    "BUYER'S LEASE" has the meaning set forth in Section 7.4.

    "CAPITAL LESSORS' CONSENTS" has the meaning set forth in Section 5.11.

    "CLAIM" has the meaning set forth in Section 12.4.

    "CLOSING" has the meaning set forth in Section 2.6.

    "CLOSING CASH CONSIDERATION" has the meaning set forth in Section 2.5(a).

    "CLOSING DATE" means the date of the Closing.

    "CLOSING MATERIAL ADVERSE EFFECT" means any change, event, circumstance or effect on the Purchased Assets or Seller that is, or could reasonably be expected to be, individually or in the aggregate with all other changes, events circumstances or effects, materially adverse to the Purchased Assets (including but not limited to intangible assets) or Seller, or to the condition (financial or otherwise), operations or assets (including but not limited to intangible assets) of the Seller, excluding any such change, event, circumstance or effect resulting directly from (i) the public announcement of the transactions contemplated by this Agreement, (ii) changes in general economic conditions (provided that such changes do not affect the Purchased Assets or Seller in a disproportionate manner), (iii) changes in Seller's listing status on NASDAQ or
(iv) the reduction by a Seller Customer in the revenue paid under a services contract pertaining to the Consulting Business and/or the termination by a Seller Customer of such contract, which results directly from Buyer's material breach or default of its obligations under the Management Services Agreement; PROVIDED, HOWEVER, that the reduction by a Seller Customer in the revenue paid under a services contract pertaining to the Consulting Business and/or the termination by a Seller Customer of such contract, which (A) results directly from Seller's material breach or default of its obligations under the Management Services Agreement, and (B) has an aggregate value greater than Three Hundred Thousand United States Dollars (U.S.$300,000) when aggregated with other service contracts of such customer which have been so terminated or in which the revenues paid thereunder have been so reduce, shall constitute a Closing Material Adverse Effect.

    "CLOSING RETAINED LIABILITIES" has the meaning set forth in Section 7.2.

    "CLOSING SELLER LIABILITIES" has the meaning set forth in
Section 2.6(a)(ii).

    "COBRA" has the meaning set forth in Section 3.26(h).

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 5.7.

    "CONSULTING BUSINESS" means the professional services business conducted by Seller in North America, and which includes, but is not limited to, the business conducted by Seller in which Seller (i) provides business and management consulting, systems integration and related IT services, as well as computer software, and application design and development services to its customers and clients, and (ii) licenses of technology, know-how and other Intellectual Property Rights.

    "CONSULTING BUSINESS RECEIVABLES" has the meaning set forth in
Section 2.1(f).

    "CONSULTING SOURCE CODE" has the meaning set forth in Section 3.17(g).

    "CONTESTED CLAIM" has the meaning set forth in Section 12.7(b).

    "CONTRACT" means any written or oral contract, agreement, arrangement, undertaking, indenture, lease, deed, mortgage, license, option, instrument, note or other commitment.

    "DAMAGES" has the meaning set forth in Section 12.2(a).

    "DEFERRED AMOUNT" has the meaning set forth in Section 2.5(a).

    "DEFERRED CONSENT" has the meaning set forth in Section 5.5(b).

    "DISCLOSING PARTY" has the meaning set forth in Section 5.7.

    "EMPLOYEE PLANS" has the meaning set forth in Section 3.26(b).

    "EMPLOYMENT AGREEMENT" has the meaning set forth in Section 9.1(b).

    "EMPLOYMENT OFFER LETTERS" has the meaning set forth in Section 9.1(a).

    "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, ordinance, code, legally binding guideline or policy or rule of the United States or of any other country or any judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority, relating to the environment, natural resources, human health and safety or to exposure to Hazardous Substances, and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C. Sectionss.1251 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C.ss.2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

    "ENVIRONMENTAL LIABILITIES" means any and all Liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of Seller's business and assets), any property now or previously owned, leased or operated by Seller, the Consulting Business (as currently or previously conducted by Seller or any of its Affiliates), the Purchased Assets or any activities or operations occurring or conducted at the real property owned, leased or used by Seller (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under any Environmental Laws and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

    "ESTIMATED CLOSING BALANCE SHEET" has the meaning set forth in
Section 2.7(a).

    "ESTIMATED CLOSING BALANCE SHEET CERTIFICATE" has the meaning set forth in
Section 2.7(a).

    "EXCHANGE ACT" has the meaning set forth in Section 3.3.

    "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

    "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.4.

    "FACILITY" has the meaning set forth in Section 3.24.

    "FACTOR LENDER CONSENT" has the meaning set forth in Section 5.11.

    "FILED STATEMENTS" has the meaning set forth in Section 3.6(b).

    "FINAL AWARD" has the meaning set forth in Section 12.7(c)(iii).

    "FIRST RELEASE DATE" has the meaning set forth in Section 12.8.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "GOVERNMENTAL AUTHORITY" means any national, federal, state, county, municipal, district or local government or government body, whether of the United States or another country, or any public administrative or regulatory agency, political subdivision, commission, court, board or body, or representative of any of the foregoing.

    "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous or toxic substance, having any constituent elements displaying any of the foregoing characteristics, as defined in or regulated under any applicable Environmental Laws.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INDEMNIFIED PARTY" has the meaning set forth in Section 12.4.

    "INDEMNIFYING PARTY" has the meaning set forth in Section 12.4.

    "INDEMNITEE" has the meaning set forth in Section 12.4.

    "INDEPENDENT ACCOUNTANT" has the meaning set forth in Section 2.7(b).

    "INITIAL CLOSING" has the meaning set forth in the Preamble to
Section 10.1.

    "INITIAL CLOSING DATE" has the meaning set forth in the Preamble to
Section 10.1.

    "INTELLECTUAL PROPERTY DELIVERABLES" means (i) any and all design and code documentation, methodologies, processes, trade secrets, design information, product information, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, works-in-process, works of authorship and programmer's notes, which are related to, used in, or derived from the Consulting Business, or products or services which are offered as a part of or necessary to operate the Consulting Business; (ii) all computer software and technologies developed by or for the Consulting Business or used or marketed in connection with the Consulting Business and all source code, object code, tools, supplements, modifications, updates, corrections and enhancements of past and present versions, and versions under development of such software and technologies; and (iii) the Seller Web Sites.

    "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in
Section 3.17(a).

    "IP LICENSES" has the meaning set forth in Section 3.17(b).

    "J.A.M.S." has the meaning set forth in Section 12.7(c).

    "KNOWLEDGE" of a Party to this Agreement means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by any officer or director of such Party and, in the case of Seller, vice presidents. For purposes of this definition, any such officer or director (or vice presidents in the case of Seller) will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is (i) such that an individual who has the duties and responsibilities of such officer or director (or vice presidents, in the case of Seller) would be reasonably expected to know such fact, circumstance, event or other matter in the customary performance of his or her duties and responsibilities,
(ii) reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such individual, or
(iii) contained in the actual knowledge of another person whom such officer or director (or vice presidents, in the case of Seller) would reasonably be expected to inquire of such fact, circumstance, event or other matter.

    "LOAN AGREEMENT" has the meaning set forth in the Recitals.

    "LOAN AGREEMENT EFFECTIVE DATE" has the meaning set forth in
Section 7.4(c).

    "LIABILITIES" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

    "LICENSE AGREEMENT" has the meaning set forth in Section 11.2(g).

    "LIEN" means with respect to any property or asset, any mortgage, lien, option, equitable interest, security interest, right of first refusal or other restriction on transfer, easement, pledge, hypothecation, charge, debenture, deed of trust, claim, title retention agreement or covenant of any nature or other restriction, encumbrance or any other adverse claim of any kind in respect of such property or asset or any restriction on the use of such property or asset or any irregularity in title thereto.

    "MANAGEMENT SERVICES AGREEMENT" has the meaning set forth in the Recitals.

    "MATERIAL ADVERSE CHANGE" means any change, event, circumstance or effect on the Consulting Business, the Purchased Assets or Seller that is, or could reasonably be expected to be, individually or in the aggregate with all other changes, events circumstances or effects, materially adverse to the Consulting Business, the Purchased Assets (including but not limited to intangible assets) or Seller, or to the condition (financial or otherwise), operations, results of operations, customers, employees, or assets (including but not limited to intangible assets) of the Consulting Business or Seller, excluding any such change, event, circumstance or effect resulting directly from (i) the public announcement of the transactions contemplated by this Agreement, or
(ii) changes in Seller's listing status on NASDAQ.

    "MATERIAL CONTRACT" has the meaning set forth in Section 3.9(k).

    "MENGWALL LOAN CONSENT AGREEMENT" has the meaning set forth in
Section 5.10.

    "MENGWALL LOAN DOCUMENTS" has the meaning set forth in Section 5.10.

    "NET ASSUMED LIABILITIES" has the meaning set forth in Section 2.7(c).

    "NET CLOSING ASSETS" has the meaning set forth in Section 2.7(a).

    "NON-PREVAILING PARTY" has the meaning set forth in Section 12.7(c)(i).

    "NOTICE OF CLAIM" has the meaning set forth in Section 12.4.

    "OTHER FILINGS" has the meaning set forth in Section 6.1(a).

    "PARTY" has the meaning set forth in the Preamble.

    "PERMITS" has the meaning set forth in Section 3.19.

    "PERMITTED LIENS" means (i) liens for Taxes not yet due and payable (other than liens for any Transaction Taxes arising from any transactions contemplated by this Agreement or by any Buyer Ancillary Agreement or any Seller Ancillary Agreement), (ii) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising in the ordinary course of business which are not yet due and payable, or (iii) any liens set forth on SCHEDULE 1.2.

    "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a Governmental Authority.

    "PRE-CLOSING PERIOD" has the meaning set forth in Section 5.2.

    "PREPAID ASSETS" has the meaning set forth in Section 2.1(g).

    "PREVAILING PARTY" has the meaning set forth in Section 12.7(c)(i).

    "PRIOR FACILITY" has the meaning set forth in Section 3.24.

    "PURCHASED ASSETS" has the meaning set forth in Section 2.1.

    "PURCHASE PRICE" has the meaning set forth in Section 2.5(a).

    "PURCHASE PRICE ALLOCATION" has the meaning set forth in Section 2.5(b).

    "RECEIVING PARTY" has the meaning set forth in Section 5.7.

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    "RELEASE DATE" has the meaning set forth in Section 12.8.

    "REQUIRED CONSENTS" has the meaning set forth in Section 3.5.

    "REQUIRED PREMISES" has the meaning set forth in Section 7.4.

    "RESTRICTED PERIOD" has the meaning set forth in Section 7.7.

    "RETAINED LIABILITIES" has the meaning set forth in Section 3.15.

    "REVISED CLOSING BALANCE SHEET" has the meaning set forth in
Section 2.7(b).

    "SEC" has the meaning set forth in Section 3.3.

    "SECOND RELEASE DATE" has the meaning set forth in Section 12.8.

    "SECURITIES ACT" has the meaning set forth in Section 3.6(a).

    "SELLER" has the meaning set forth in the Preamble.

    "SELLER ACQUISITION PROPOSAL" has the meaning set forth in Section 6.3.

    "SELLER ANCILLARY AGREEMENTS" means, collectively, the Loan Agreement, the Management Services Agreement, the Assignment and Assumption Agreement, the Bill of Sale (as defined in Section 2.6(a)(iii)), the Trademark Assignment, the Domain Name Assignment and the License Agreement, and all other agreements, assignments, certificates and documents that Seller is to execute and deliver pursuant to this Agreement.

    "SELLER CAPITAL LEASES" has the meaning set forth in Section 2.3(e).

    "SELLER CLOSING LIABILITIES" has the meaning set forth in
Section 2.6(a)(ii).

    "SELLER CLOSING ADJUSTMENT" has the meaning set forth in Section 2.7(c).

    "SELLER CUSTOMERS" has the meaning set forth in Section 3.30.

    "SELLER CUSTOMER ASSETS" has the meaning set forth in Section 2.1(h).

    "SELLER EMPLOYEES" has the meaning set forth in Section 9.1(a).

    "SELLER INDEMNITEES" has the meaning set forth in Section 12.2(b).

    "SELLER IP RIGHTS" has the meaning set forth in Section 3.17(e).

    "SELLER KEY MANAGEMENT EMPLOYEES" has the meaning set forth in
Section 9.1(b).

    "SELLER LINE OF CREDIT" means that certain Factoring Agreement between Seller and Pacific Business Funding, a division of Cupertino National Bank (the "FACTOR LENDER"), dated as of August 15, 2001, as amended by that certain Amendment to Factoring Agreement between Seller and Factor Lender dated as August 15, 2001.

    "SELLER PROXY STATEMENT" has the meaning set forth in Section 3.31(b).

    "SELLER STOCKHOLDERS' MEETING" has the meaning set forth in
Section 3.31(b).

    "SELLER-RETAINED RIGHTS" has the meaning set forth in Section 2.1(i).

    "SELLER-RETAINED MARKS" has the meaning set forth in Section 2.2(h).

    "SELLER'S DISCLOSURE LETTER" has the meaning set forth in the Preamble to
Article 3.

    "SELLER SEC REPORTS" has the meaning set forth in Section 3.6(a).

    "SELLER STOCKHOLDER APPROVALS" has the meaning set forth in Section 3.2.

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    "SELLER TANGIBLE PERSONAL PROPERTY" has the meaning set forth in
Section 2.1(j).

    "SELLER WEB SITES" means Seller's web site on the World Wide Web with the Uniform Resource Locator ("URL") of "www.primix.com", and the web sites set forth on SCHEDULE 3.17(B)(I), and any other external or internal web sites or proposed web sites owned or operated in connection with the Consulting Business, and all information, data, advertising, graphics, maps, pictures, illustrations, text, sounds, layout, design, organization and other content of any type or nature used or displayed on Seller Web Sites.

    "SETTLED CLAIM" has the meaning set forth in Section 12.7(d).

    "SOFTWARE" has the meaning set forth in Section 3.17(a).

    "SOLVENCY CLAIMS" has the meaning set forth in Section 12.2(a).

    "SPECIAL BUYER CLAIMS" has the meaning set forth in Section 12.3(a).

    "SPECIAL SELLER CLAIMS" has the meaning set forth in Section 12.3(a).

    "STOCKHOLDERS CLAIMS" has the meaning set forth in Section 12.2(a).

    "STRADDLE PERIODS" has the meaning set forth in Section 8.2.

    "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to any Person: (a) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (b) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership, membership, ownership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and
(c) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For purposes of this definition, "voting stock" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of contingency.

    "TAX" or "TAXES" means foreign, federal, state and local taxes of any kind whatsoever (whether payable directly or by withholding), including all income, capital, sales, use, transfer, customs duties, stamp, stock, registration, franchise, social security, payroll, premium, employment, excise, property, value added or other taxes of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, whether disputed or not.

    "TERMINATING PARTY" has the meaning set forth in Section 13.3.

    "THIRD-PARTY CLAIM" has the meaning set forth in Section 12.4.

    "TRADEMARK ASSIGNMENT" has the meaning set forth in Section 11.2.

    "TRANSACTION TAXES" has the meaning set forth in Section 8.1.

    "TRANSFERRED EMPLOYEES" has the meaning set forth in Section 9.1(c).

    "TRANSFERRED PERMITS" has the meaning set forth in Section 2.1(d).

    "UNCONTESTED CLAIM" has the meaning set forth in Section 12.7(a).

    "WARN ACT" has the meaning set forth in Section 3.26.

    "WATERTOWN LEASE" means that certain Sublease dated as of August 1, 2001 by and between Seller and Arthur D. Little, Inc., a Massachusetts corporation (the "LANDLORD"), pursuant to which Seller leases office space located on the 4th floor of Building 311, The Arsenal, Watertown, Massachusetts

                                      A-8
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(the "WATERTOWN FACILITY"). The office space leased by Seller under the
Watertown Lease is hereinafter referred to as the "WATERTOWN PREMISES."

    "WATERTOWN LEASE RELEASE" has the meaning set forth in Section 7.4(a).

                                   ARTICLE 2
                               PURCHASE AND SALE

    2.1 PURCHASE AND SALE. Except as otherwise provided below, upon and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer, convey and deliver or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, free and clear of all Liens (other than Permitted Liens) and claims, all right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, personal or mixed, tangible or intangible, owned, leased or used by Seller or any of its Affiliates in the conduct of the Consulting Business as the same shall exist on the Closing Date (the "PURCHASED ASSETS"), and including, without limitation, all right, title and interest in, to and under:

        (a) All Intellectual Property Deliverables;

        (b) all Intellectual Property Rights of Seller used in or related to
(i) the Consulting Business and (ii) any of the Purchased Assets (other than the Seller Retained Marks (as defined in Section 2.2(h) below));

        (c) all Books and Records;

        (d) to the extent lawfully transferable, all Permits, including, without limitation, the items listed on SCHEDULE 2.1(D) to the Seller's Disclosure Letter (collectively, the "TRANSFERRED PERMITS");

        (e) all right, title and interest of Seller and any Affiliate of Seller in and to (i) any outstanding Contracts relating to the Consulting Business and the Purchased Assets listed on SCHEDULE 2.1(E) to the Seller's Disclosure Letter hereto (PROVIDED that Buyer shall have the right prior to the Closing Date to provide Seller with written notice designating those Contracts set forth on
SCHEDULE 2.1(E) which Buyer in its sole discretion will not purchase and assume under this Agreement, and SCHEDULE 2.1(E) shall be deemed amended accordingly), and (ii) all contracts or agreements between Seller and any employee or consultant of Seller to the extent that they relate to confidentiality, nondisclosure, assignment of proprietary rights or noncompetition with respect to the Consulting Business (collectively, the "ASSUMED CONTRACTS");

        (f) all accounts receivable, notes receivable and other receivables, as well as unbilled work-in-progress arising out of the Consulting Business and outstanding at Closing which are set forth on SCHEDULE 2.1(F) (which
SCHEDULE 2.1(F) will be updated by Seller one (1) Business Day prior to the Closing Date) (the "CONSULTING BUSINESS RECEIVABLES");

        (g) all prepaid expenses, deposits and similar prepaid items relating to the Consulting Business, including, but not limited to, ad valorem taxes leases and rentals, and maintenance fees at the Closing (the "PREPAID ASSETS");

        (h) all Seller Customers (as defined in Section 3.30) and prospect lists of the Consulting Business (whether current or prior), and Seller Customer account histories, correspondence, notes and plans for Seller Customers or prospective customers of the Consulting Business, including all data regarding such Seller Customers, and all other marketing, promotional, Seller Customer and sales information, whether stored in written form, magnetic or electronic media or in any other form, that have been or now are related to the Consulting Business or that have been or are now used, developed or purchased in connection with the Consulting Business (collectively, the "SELLER CUSTOMER ASSETS");

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        (i) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties arising out of the Consulting Business or the Purchased Assets, whether liquidated or unliquidated, fixed or contingent, and all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties arising out of the Consulting Business; PROVIDED, HOWEVER, that Seller shall retain all rights, claims, credits, causes of action, counterclaims, setoffs and defenses, and all warranties, representations and guarantees that may be asserted against third parties arising out of any of the Excluded Assets or any of the Excluded Liabilities including without limitation any rights to reimbursement for damages, fees or expenses related thereto (collectively, the "SELLER-RETAINED RIGHTS");

        (j) all tangible assets used or held for use in connection with the Consulting Business and located at the Watertown Facility, including, but not limited to, (i) all furniture, fixtures (including leasehold improvements to the Watertown Premises), furnishings, office equipment, machinery, vehicles, equipment, computers, servers, spare parts, documentation, technical materials, advertising materials, promotional literature, sales or marketing-related materials and other tangible assets owned by Seller and used in to the Consulting Business, together with all plates, camera-ready art, blocks, negatives and similar material relating to any of the foregoing; (ii) all other tangible assets (including without limitation workstations and personal computers, the third-party software programs stored therein and the licenses thereto, logbooks, notebooks, furniture, file cabinets, white boards, personal office supplies and equipment) owned by Seller that at any time on or after the Balance Sheet Date are or were held for use primarily by employees of Seller in the conduct of the Consulting Business; and (iii) the personal property covered by the invoices listed on SCHEDULE 3.13(B) (collectively, the "SELLER TANGIBLE PERSONAL PROPERTY");

        (k) except where the affected property has been replaced by Seller prior to the Closing Date, all policy rights and proceeds payable under any insurance policy covering the Purchased Assets for damage to the Purchased Assets or other insurable or covered event affecting the condition of the Purchased Assets occurring prior to the Closing Date; and

        (l) all goodwill associated with the Consulting Business and the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Consulting Business (other than goodwill associated with the Seller-Retained Marks).

    2.2 EXCLUDED ASSETS. Buyer and Seller expressly understand and agree that the Purchased Assets will not include any assets of Seller not described in
Section 2.1 above or not related to the Consulting Business (the "EXCLUDED ASSETS"), including without limitation the following:

        (a) the Seller-Retained Rights;

        (b) all capital stock, options and other securities of Seller or of any Subsidiary of Seller;

        (c) all rights, interests and claims of Seller under this Agreement;

        (d) all Tax returns, corporate minutes, stock books of account, financial and Tax records of Seller (not included in the definition of Books and Records);

        (e) all cash and cash equivalents of Seller (OTHER THAN the Consulting Business Receivables, which ARE Purchased Assets);

        (f) all Contracts to which Seller is a party or is bound or to which its assets are subject that are not Assumed Contracts; and

        (g) all refunds or rights of recovery relating to Taxes of Seller;

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
        (h) Seller's rights in and to the "PRIMIX" trademarks, trade names, service marks, domain names and related logos set forth on SCHEDULE 2.2(H) and all goodwill associated therewith (the "SELLER-RETAINED MARKS"); and

        (i) subject to Buyer's rights under Section 2.1(k) above, all insurance policies of Seller.

    2.3 ASSUMED LIABILITIES. Upon and subject to the terms the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume the following liabilities (the "ASSUMED LIABILITIES"):

        (a) the liabilities of Seller outstanding as of the Closing Date under the Seller Line of Credit which are set forth on SCHEDULE 2.3(A) (which
SCHEDULE 2.3(A) will be updated by Seller one (1) Business Day prior to the Closing Date), but only to the extent such liabilities are secured by Consulting Business Receivables (all of which liabilities are reflected on Balance Sheet) (the "ASSUMED LINE OF CREDIT LIABILITIES"); PROVIDED that that Buyer shall not be obligated to pay or assume any Assumed Line of Credit Liabilities unless and until the Factor Lender shall have executed and delivered the Factor Lender Consent (as defined in Section 5.11 below);

        (b) subject to Section 5.5(b), the liabilities and obligations of Seller under the Assumed Contracts, but only to the extent such liabilities and obligations accrued or arose after the Closing Date for reasons other than any breach, violation or default by Seller of any of the terms of any of the Assumed Contracts;

        (c) the obligations of Seller to make cash payments or provide credit to the Transferred Employees (as defined in Section 9.1(c) below) with respect to accrued vacation time as of the Transferred Employee Hire Date (as defined in Section 9.1(c) below) in the respective amounts set forth opposite such Transferred Employee's name on SCHEDULE 2.3(C) (which SCHEDULE 2.3(C) will be updated by Seller one (1) Business Day prior to the Initial Closing Date) (the "ASSUMED VACATION LIABILITIES"); PROVIDED that Buyer shall only be obligated to assume and pay such payments or provide such credit to those Transferred Employees who, prior to receipt of such payment from Buyer, execute and deliver to Buyer an IRS Form W-9 or other appropriate tax withholding form;

        (d) the liability of Seller outstanding as of the Closing Date under
Section 4 of the Watertown Lease to pay "Incremental Additional Rent" (as defined therein) which is set forth on SCHEDULE 2.3(D) (which SCHEDULE 2.3(D) will be updated by Seller one (1) Business Day prior to the Closing Date) (which liability is reflected on Balance Sheet) (the "ASSUMED WATERTOWN LEASE LIABILITIES"); PROVIDED that in no event shall Assumed Watertown Lease Liabilities exceed Eight Hundred Forty-Six Thousand Five Hundred Seventy-One United States Dollars (U.S $846,571); PROVIDED FURTHER, that Buyer shall not be obligated to pay or assume any Assumed Watertown Lease Liabilities unless and until the Landlord shall have executed and delivered the Watertown Lease Release (as defined in Section 7.4 below);

        (e) the liabilities of Seller outstanding as of the Closing Date under the capital leases (the "SELLER CAPITAL LEASES") set forth on SCHEDULE 2.3(E) (which SCHEDULE 2.3(E) will be updated by Seller one (1) Business Day prior to the Closing Date) (all of which liabilities are reflected on Balance Sheet) (the "ASSUMED CAPITAL LEASE LIABILITIES") PROVIDED, that Buyer shall not be obligated to pay or assume any Assumed Capital Lease Liabilities unless and until the applicable lessor shall have executed and delivered the Capital Lessors' Consent (as defined in Section 5.11 below) with respect to such liabilities;

        (f) the obligations and liabilities of Seller outstanding as of the Closing Date for Seller Customer deposits, prepaid amounts or advance payments for work not yet delivered or included in the definition of Consulting Business Receivables set forth on SCHEDULE 2.3(F) (which SCHEDULE 2.3(F) will be updated by Seller one (1) Business Day prior to the Closing Date) (all of which liabilities are reflected on Balance Sheet) (the "ASSUMED PREPAID LIABILITIES"); and

        (g) the liabilities of Seller outstanding as of the Closing Date set forth on SCHEDULE 2.3(G) (which SCHEDULE 2.3(G) will be updated by Seller and Buyer one (1) Business Day prior to the Closing Date) (the "ASSUMED OTHER LIABILITIES").

    2.4 NO OTHER LIABILITIES ASSUMED. As a material consideration and inducement to Buyer to enter into this Agreement, Seller will retain, and will be solely responsible for paying, performing and discharging when due, and Buyer will not assume or otherwise have or acquire any obligation, responsibility or liability for, any Excluded Liabilities (as hereinafter defined). The term "EXCLUDED LIABILITIES" means any and all Liabilities of Seller or any of its Affiliates, whether now existing or hereafter arising, other than the Assumed Liabilities. By way of example and not by way of limitation, the Excluded Liabilities that are not being assumed by Buyer include:

        (a) any and all Taxes now or hereafter due and payable by Seller or any Affiliate of Seller, including without limitation, any Transaction Taxes (as defined in Section 8.1 of this Agreement) and any other Taxes on, or arising from, Seller's sale, assignment, transfer and delivery to Buyer of any of the Purchased Assets pursuant to this Agreement, including the assignment and transfer of the Seller Operating Leases pursuant to Section 7.4(b);

        (b) any and all Taxes attributable or related to any of the Purchased Assets that relate in any manner to, or first arose during, any time period or portion thereof ending on or prior to the Closing Date, and any related Liabilities of Seller and its Affiliates;

        (c) any and all Liabilities now or hereafter arising from or with respect to, any sale, license, provision, performance or delivery by Seller or any of its Affiliates of a product or service that has been sold, licensed, provided, performed or delivered by Seller or any of its Affiliates prior to the Closing Date (including all past sales and licenses of the products and services in connection with Consulting Business by Seller or any of its Affiliates or predecessors that occurred prior to the Closing Date);

        (d) any and all Liabilities arising from any breach, violation or default by Seller or any of its Affiliates of any Contract (including, without limitation, any lease or license), to which Seller or any of its Affiliates is a party or is bound (including, but not limited to, any breach, violation or default by Seller or any of its Affiliates of any of the Assumed Contracts that occurred or first arose prior to the Closing);

        (e) any liabilities, obligations, debts or duties of Seller under any Contract that is not an Assumed Contract;

        (f) other than the Assumed Vacation Liabilities, any and all Liabilities to current, former or future employees of Seller related to or arising from or with respect to any past, present or future act or omission of Seller or any of its Affiliates, including any Liabilities to such employees for the payment of any and all wages or accrued and unused vacation time or for the reimbursement of any expenses incurred by such employees;

        (g) other than the Assumed Vacation Liabilities, any and all Liabilities arising from the past, present or future termination by Seller or any of its Affiliates of the employment of any current, former or future officers, directors, employees, consultants or contractors of Seller, any other claims brought against Seller arising from the past, present or future employment by Seller or any of its Affiliates of any person, or arising from any duties or obligations under any past, present or future employee benefit plans or compensation arrangements of Seller or any of its Affiliates;

        (h) any and all past, present or future Liabilities of Seller or any of its Affiliates to employees of Seller under the Employee Plans, ERISA, COBRA, the WARN Act, the Code or any severance pay obligations of Seller;

        (i) any and all Liabilities arising from the violation (or alleged violation) by Seller or any of its Affiliates of any statute, law, ordinance, regulation, order, judgment or decree of any Governmental Authority or any jurisdiction (other than Assumed Liabilities);

        (j) any and all Liabilities relating to or arising out of any of the Excluded Assets (including, but not limited to, any Liabilities now existing or hereafter arising under any Contract of Seller that is not an Assumed Contract);

        (k) any and all Liabilities arising from any claim, action, demand, lawsuit, investigation or proceeding instituted by or against Seller or from the actual or alleged infringement or misappropriation by Seller of any Intellectual Property Rights of a third party;

        (l) any Environmental Liability; and

        (m) any and all Liabilities arising as a result of any failure to comply with any "bulk sales", "bulk transfer" or similar laws in connection with the transactions contemplated by this Agreement.

    2.5  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.

        (a) In consideration of Seller's transfer of good and marketable title to, and delivery of, the Purchased Assets to Buyer, effective upon the Closing, Buyer shall (i) pay to Seller in cash at the Closing an amount equal to the sum of Six Million United States Dollars (U.S.$6,000,000) plus the amount of any Seller Closing Adjustment (as defined in Section 2.7(c) below), LESS
(1) amounts constituting Closing Seller Liabilities (as defined in
Section 2.6(a)(ii) below), (2) amounts owed to Buyer under the Loan Agreement and set off by Buyer, (3) amounts owed to Buyer under the Management Services Agreement and set off by Buyer, and (4) the amount of any Buyer Closing Adjustment (as defined in Section 2.7(c) below) (the "CLOSING CASH CONSIDERATION"); (ii) make payment on behalf of Seller of the Closing Seller Liabilities as provided in Section 2.6(a)(ii) below; (iii) assume the Assumed Liabilities (and no other Liabilities) of Seller; and (iv) agree, as provided in
Article 12 of this Agreement, to pay Seller in cash, at the time provided in
Article 12 of this Agreement, the Deferred Amount (as defined below) minus the amount of Damages that Buyer is entitled to recover from the Deferred Amount pursuant to Claims (as defined in Section 12.4) in accordance with Article 12 of this Agreement (the "PURCHASE PRICE"). As used herein, the "DEFERRED AMOUNT" means the sum of One Million United States Dollars (U.S.$1,000,000) in cash. The Parties acknowledge and agree that Buyer shall be the sole owner of the Deferred Amount and Seller has no right or interest therein until all or any portion of the Deferred Amount is required to be paid and released to Seller under the terms of Article 12 of this Agreement, and that subject to the provisions of
Article 12, Buyer shall be entitled to retain the Deferred Amount as a non-exclusive remedy in respect of Seller's indemnification obligations under this Article 12 in accordance with the terms thereof.

        (b) Seller and Buyer will use commercially reasonable efforts to agree by the Closing Date, to allocate the Purchase Price among the Purchased Assets in accordance with the allocation requirements of Section 1060 of the Code (the "PURCHASE PRICE ALLOCATION"). Seller and Buyer agree that the Purchase Price Allocation may be amended or modified by mutual agreement of the Parties, including, without limitation, to reflect any subsequent adjustments to the Purchase Price, including the adjustments referred to in Section 8.4, to establish a final Purchase Price Allocation prior to the filing of the applicable Tax returns by Buyer and Seller in a manner that is consistent with
Section 1060 of the Code and the regulations promulgated thereunder. For all Tax purposes, Buyer and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the final Purchase Price Allocation agreed to by the Parties under this Section 2.5(b) and Section 8.4, and will not take any position inconsistent with the final Purchase Price Allocation agreed to by the Parties under this Section 2.5(b) in any Tax return, in any refund claim, in any litigation or otherwise.

    2.6 CLOSING. The closing and consummation (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the

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offices of McDermott, Will & Emery, 28 State Street, Boston, Massachusetts, two
(2) Business Days following the satisfaction or waiver of the conditions precedent to the Initial Closing and the Closing set forth in Article 10 and
Article 11, respectively. At the Closing, upon the satisfaction or waiver of all conditions precedent to the Initial Closing and the Closing set forth in
Article 10 and Article 11, respectively:

        (a) Buyer shall:

            (i) Pay to Seller the Closing Cash Consideration in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller by notice to Buyer not later than one (1) Business Day prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

            (ii) Pay on behalf of Seller the Liabilities of Seller set forth on
SCHEDULE 2.6(A)(II), which SCHEDULE 2.6(A)(II) will be updated by the Seller and Buyer one (1) Business Day prior to the Closing Date (the "CLOSING SELLER LIABILITIES"); and

            (iii) deliver to Seller the Assignment and Assumption Agreement substantially in the form of EXHIBIT D (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") and the Bill of Sale and General Release substantially in the form of EXHIBIT E (the "BILL OF SALE") executed by Buyer and the other items required to be delivered by Buyer under Section 11.3.

        (b) At the Closing, Seller shall deliver, or cause to be delivered or surrender control over (as appropriate), to Buyer, or otherwise do, each of the following:

            (i) the Assignment and Assumption Agreement, duly executed by or on behalf of Seller;

            (ii) the Bill of Sale, duly executed by or on behalf of Seller;

            (iii) pay in full the Closing Retained Liabilities (as defined in Section 7.2 below), and provide Buyer with reasonably satisfactory evidence of the same; and

            (iv) the Purchased Assets and the portion of the Watertown Premises covered by the Buyer's Lease, and the other items required to be delivered by Seller under Section 11.2.

    2.7  NET ASSUMED LIABILITIES.

        (a) Estimated Closing Balance Sheet.One (1) Business Day prior to the Closing Date, Seller shall deliver to Buyer an estimated balance sheet of Seller (excluding Seller's non-North American subsidiaries) dated as of the Closing Date, prepared in accordance with GAAP (except with respect to Seller Tangible Personal Property, which shall be valued at the assumed fair market value of such property as agreed to by Seller and Buyer prior to Closing), consistently applied, and setting forth the Net Closing Assets (as defined below) and all assets and Liabilities of Seller (excluding Seller's non-North American subsidiaries) as of the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET"). For purposes of this Agreement, "NET CLOSING ASSETS" means as of the date of determination the (i) total net book value of all Consulting Business Receivables and Prepaid Assets, and (ii) the assumed fair market value of Seller Tangible Personal Property as agreed to by Seller and Buyer prior to Closing Date, LESS (b) all deductions which are required by GAAP to be reflected on the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet, when delivered to Buyer, shall be accompanied by a certificate of the Chief Financial Officer of Seller representing and warranting to Buyer that the Estimated Closing Balance Sheet is true and complete, has been prepared in accordance with GAAP applied on a basis consistent (except with respect to Seller Tangible Personal Property, which shall be valued at the assumed fair market value of such property as agreed to by Seller and Buyer prior to Closing Date) with that used for preparation of the Seller's Filed Statements, and fairly presents the financial position of Seller as of the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET CERTIFICATE").

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The representations in such Estimated Closing Balance Sheet Certificate and the accompanying Estimated Closing Balance Sheet shall be deemed representations of Seller for purposes of Article 12.

        (b) Revised Closing Balance Sheet.On or prior to the thirtieth (30th) day following receipt by Buyer of the Estimated Closing Balance Sheet, Buyer may provide Seller with a written notice, signed by an authorized representative of Buyer, stating whether Buyer believes that the calculations of Net Closing Assets set forth in the Estimated Closing Balance Sheet correctly reflect Net Closing Assets of Seller as of the Closing Date as determined in accordance with GAAP (except with respect to Seller Tangible Personal Property, which shall be valued at the assumed fair market value of such property as agreed to by Seller and Buyer prior to Closing Date), and if the Net Closing Assets does not in Buyer's view so correctly reflect Net Closing Assets of Seller as of the Closing Date, then such certificate of Buyer shall include Buyer's revised calculation of Net Closing Assets, together with calculations in reasonable detail substantiating such revised calculations (the "REVISED CLOSING BALANCE SHEET"). In the event that Buyer fails to timely provide the Seller with the Revised Closing Balance Sheet within the above thirty (30) day period, then Net Closing Assets shall be as set forth in the Estimated Closing Balance Sheet. In the event that the calculations of Net Closing Assets set forth in the Revised Closing Balance Sheet, if any, differ from such calculations in the Estimated Closing Balance Sheet, then within thirty (30) days of the Seller's receipt of the Revised Closing Balance Sheet, Seller may either:

            (i) agree with such revised calculations of Net Closing Assets set forth in the Revised Closing Balance Sheet by countersigning such Revised Closing Balance Sheet and delivering a copy thereof to Buyer within such thirty
(30) day period, whereupon Seller shall be deemed to have agreed with and will be bound by the calculations of Net Closing Assets set forth in the Revised Closing Balance Sheet. If Seller shall not have responded within the thirty
(30) day period after receipt of the Revised Closing Balance Sheet, then Seller shall be deemed to have agreed with and will be bound by calculations of Net Closing Assets set forth in the Revised Closing Balance Sheet.

            (ii) reject such revised calculations of Net Closing Assets set forth in the Revised Closing Balance Sheet by sending a written notice of rejection to Buyer within such thirty (30) day period setting forth the basis for Seller's rejection of some or all of the calculations in the Revised Closing Balance Sheet, whereupon Buyer and Seller shall confer in good faith for a period of ten (10) days after Buyer's timely receipt of the notice of rejection in an effort to reach agreement on the calculations; PROVIDED that if after such period the parties have not reached such an agreement and either party believes that such dispute cannot be resolved through negotiation, then Buyer and Seller shall appoint a mutually and reasonably satisfactory independent certified public accountant (the "INDEPENDENT ACCOUNTANT") to review the computations of both Buyer and Seller, and make a final written determination of Net Closing Assets as of the Closing Date, which determination shall be conclusive and binding on Buyer and Seller. The Independent Accountant's engagement pursuant to this Section 2.7(b)(ii) shall be limited solely to determining the Net Closing Assets as of the Closing Date. If Net Closing Assets as determined by the Independent Accountant differ by 5% (in the aggregate) or more from Net Closing Assets as set forth in the Estimated Closing Balance Sheet, then the fees and costs of the Independent Accountant shall be borne by Seller. If the Net Closing Assets as determined by the Independent Accountant differ by less than 5% (in the aggregate) from Net Closing Assets as set forth in the Estimated Closing Balance Sheet, then the fees and costs of the Independent Accountant shall be borne by Buyer.

        (c) Net Assumed Liabilities.For purposes of this Agreement, the term "NET ASSUMED LIABILITIES" shall be the amount equal to the difference of
(a) Net Closing Assets (as finally determined pursuant to this Section 2.7), minus (b) the sum of (i) the Assumed Line of Credit Liabilities, (ii) the Assumed Vacation Liabilities, (iii) Eight Hundred Forty-Six Thousand Five Hundred Seventy-One United States Dollars (U.S.$846,571), which is the deemed amount of the Assumed Watertown Lease Liabilities for purposes of this
Section 2.7 only, (iv) the Assumed Capital Lease Liabilities, (v) the Assumed Prepaid Liabilities and (vi) the Assumed Other Liabilities. The Parties acknowledge that it is

                                      A-15
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their mutual intent that Net Assumed Liabilities equal zero at the Closing, and hereby agree that in the event that Net Assumed Liabilities is calculated to be an amount (i) greater than Zero United States Dollars ($0) (as finally determined pursuant to this Section 2.7), then the Closing Cash Consideration shall be increased dollar for dollar by the total amount of such excess (a "SELLER CLOSING ADJUSTMENT"), or (ii) less than Zero United States Dollars ($0) (as finally determined pursuant to this Section 2.7), then the Closing Cash Consideration shall be reduced dollar for dollar by the total amount of such deficiency (a "BUYER CLOSING ADJUSTMENT"); PROVIDED that if following the Closing Net Assumed Liabilities is finally determined, pursuant to the procedures set forth in this Section 2.7, to be an amount different than Net Assumed Liabilities calculated based on the Estimated Closing Balance Sheet at the Closing and used to effect a Seller Closing Adjustment or a Buyer Closing Adjustment (as the case may be), then each Party agrees following such final determination to promptly make payment to the other Party as may be required to correct any previous adjustment to the Closing Cash Consideration made at the Closing. Each Party agrees to indemnify and hold the other Party harmless against any Damages (as defined in Section 12.2(a) below) incurred by such other Party related to or arising from the failure of the Party to pay any amounts required under this Section 2.7(c).

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer that, except as expressly set forth in the letter signed by Seller dated as of the Agreement Date and addressed to Buyer which is being delivered to Buyer concurrently with the Parties' execution and delivery of this Agreement (the "SELLER'S DISCLOSURE LETTER"), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct on and as of the Agreement Date and will be true and correct as of the Closing Date. For all purposes of this Agreement, the statements contained in the Seller's Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Seller to Buyer pursuant to this Article 3.

    3.1 CORPORATE EXISTENCE AND POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which its failure to be so qualified and in good standing would have a material adverse effect on the Consulting Business or the Purchased Assets. Seller has heretofore delivered to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect. Seller is not in violation of its certificate of incorporation and bylaws as currently in effect. SCHEDULE 3.1 to the Seller's Disclosure Letter lists every Subsidiary of Seller.

    3.2 CORPORATE AUTHORIZATION. Seller has all necessary corporate power and authority to enter into this Agreement and each of the Seller Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Seller Ancillary Agreements, the sale of the Purchased Assets to Buyer under this Agreement and the consummation of all the transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein have been duly and validly authorized by Seller by all necessary corporate and stockholder actions and approvals of Seller's Board of Directors (which action and approvals have been obtained and carried out in compliance with applicable law, the rule and regulations of NASDAQ, Seller's certificate of incorporation and bylaws, each as amended to date, and all Contracts binding on Seller), subject only to the approval of this Agreement and the transactions contemplated hereby by the Seller's stockholders (the "SELLER STOCKHOLDER APPROVALS"). If the transactions contemplated by this Agreement are deemed to constitute a sale of all or substantially all of the assets of Seller under

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
applicable law, then the affirmative vote of the holders of a majority of the outstanding shares of Seller's common stock is sufficient for Seller's stockholders to approve and adopt this Agreement and approve the transactions contemplated hereby, and no other approval of any holder of any securities of Seller is required in connection with the consummation of the transactions contemplated hereby. This Agreement and each Seller Ancillary Agreement has been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each of the Seller Ancillary Agreements constitutes, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

    3.3 GOVERNMENTAL. The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization, registration or other action by or in respect of, or filing with, any Governmental Authority, bankruptcy trustee, creditors' committee, receiver or any other Person, except for the filing of a Form 8-K (or Form 10-Q in lieu thereof) and the Seller Proxy Statement (as defined in Section 3.30(b) below) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

    3.4 NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not
(i) violate or conflict with any provision of the certificate of incorporation and bylaws of Seller, (ii) violate or conflict, in any material respect, with any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller, the Consulting Business or the Purchased Assets, (iii) result in a violation or breach by Seller of, conflict with, or constitute a default (or an event which with the giving of notice or the lapse of time or both, would become a breach or default) by Seller (or give rise to any right of termination, rescission, amendment, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, trust, license, franchise, permit, agreement, lease or other Contract, instrument or obligation to which Seller is a party, or by which it or any of the Purchased Assets may be bound or otherwise affecting the Purchased Assets, including, without limitation, the Assumed Contracts, or
(iv) result in the creation of any Liens (other than Permitted Liens) on any of the Purchased Assets.

    3.5 REQUIRED CONSENTS. SCHEDULE 3.5 to the Seller's Disclosure Letter sets forth each Contract or other instrument binding upon Seller or any Permit requiring a consent, approval, filing, notice or other action by any Person as a result of the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (the "REQUIRED CONSENTS").

    3.6  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Seller has filed, all forms, reports and documents required to be filed by Seller with the SEC since the effective date of the registration statement of Seller's initial public offering, except where the failure to make such filings, either individually or in the aggregate, could not be reasonably be expected to result in a material adverse effect on the Purchased Assets, the Consulting Business or Seller, respectively. All such required forms, reports and documents (including those that Seller may file subsequent to the date hereof) are referred to herein as the "SELLER SEC REPORTS." As of their respective dates, the Seller SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Seller SEC Report. None of Seller's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports (the "FILED STATEMENTS"), including each Seller SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange
Act) and (iii) fairly presented the consolidated financial position of Seller and its Subsidiaries as at the respective dates thereof and the consolidated results of Seller operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Seller has delivered to Buyer, attached as SCHEDULE 3.6 to the Seller's Disclosure Letter the unaudited balance sheet of the Consulting Business dated as of September 30, 2001 (THE "BALANCE SHEET") (such date of September 30, 2001 being hereinafter referred to as the "BALANCE SHEET DATE"). The Balance Sheet:
(i) presents fairly, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be otherwise expressly indicated in the notes thereto), the financial position of the Consulting Business as at September 30, 2001 (subject to normal year-end adjustments) and (ii) has been prepared from the books and records of Seller. Seller has no material debt, Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Balance Sheet, (ii) those that may have been incurred by Seller after the Balance Sheet Date in the ordinary course of Seller's business consistent with its past practices, and that are not in excess of $20,000, either individually or collectively, and are not required to be set forth in the Balance Sheet under GAAP, (iii) those incurred in connection with this Agreement and the other agreements to be entered into pursuant to this Agreement, and (iv) those set forth in SCHEDULE 3.6(B). All reserves established by Seller that are set forth in or reflected in the Balance Sheet are adequate and were determined in accordance with GAAP. All books of account and other accounting records of Seller with respect to the Consulting Business are in Seller's possession and made up to date and contain the information necessary to prepare financial statements in accordance with GAAP.

    3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.7 to the Seller's Disclosure Letter, between the Balance Sheet Date and the Agreement Date, the Consulting Business has been conducted in the ordinary course consistent with past practices and there has not been:

        (a) any Material Adverse Change;

        (b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Consulting Business or otherwise;

        (c) any creation or other incurrence of any Lien on any Purchased Asset (other than Permitted Liens);

        (d) any physical damage, destruction or other casualty loss (whether or not covered by insurance) having a significant effect on the Consulting Business or on any Purchased Asset, or on Seller;

        (e) any transaction or commitment made, or any Contract entered into, by Seller or any of its Affiliates of Seller, or relating to the Consulting Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller or any of its Affiliates of any Contract or other right relating to the Consulting Business or any Purchased Asset or otherwise, other than (1) transactions and commitments in the ordinary course of business consistent with past practices which are not material to the Consulting Business or Seller and (2) those contemplated by this Agreement;

        (f) any change in any method of accounting or accounting practice by Seller;

        (g) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any officer or employee of Seller or any of its Affiliates with respect to the Consulting Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any officer or employee of Seller or any of its Affiliates with respect to the Consulting Business or (iii) change in compensation or other benefits payable to any officer or employee of Seller or any of its Affiliates with respect to the Consulting Business pursuant to any severance or retirement plans or policies thereof;

        (h) any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller or of the Consulting Business, any entry by Seller into a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of Seller;

        (i) to Seller's knowledge, any adverse change in Seller's relationships with its material customers, vendors or suppliers, or any material adverse change to the status on any project under a consulting engagement, in each case, as it relates to the Consulting Business;

        (j) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment used in the Consulting Business or by Seller; or

        (k) the incurrence by Seller of any material Liability or the making of any material expenditure other than (i) Liabilities arising under this Agreement, and (ii) Liabilities incurred in the ordinary course of the Consulting Business consistent with its past practices which are not material thereto.

    3.8 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.8 to the Seller's Disclosure Letter, there are no Liabilities of Seller of any kind whatsoever, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than:

        (a) Liabilities provided for in the Balance Sheet; and

        (b) Liabilities incurred by Seller in good faith in the ordinary course of Seller's business consistent with past practice (in type, amount and otherwise) and occurring since the Balance Sheet Date.

    3.9 MATERIAL CONTRACTS. SCHEDULE 3.9 to the Seller's Disclosure Letter sets forth a list of each of the following written or oral Contracts relating to the Consulting Business or the Purchased Assets, including leases, licenses, permits, assignments, mortgages, transactions, obligations, commitments or other instruments, to which Seller is a party or to which Seller is or any of the Purchased Assets are bound:

        (a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to Seller relating to the Consulting Business in an aggregate amount of $30,000 or more, which payments remain due and owing by Seller;

        (b) any dealer, distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative, agency or similar agreement under which (i) any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Seller relating to the Consulting Business or to provide training or other services to Seller's client or customers, or (ii) Seller is authorized to provide, sell, sublicense, lease, distribute or take orders for any product, service or technology of a third party related to the Consulting Business;

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
        (c) any joint venture, investment or partnership Contract which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party or the joint development of any product, service, software or other technology with any third party, in each case, relating to the Consulting Business or the Purchased Assets;

        (d) any Contract for or relating to the employment or other service of any officer, employee or consultant of Seller relating to the Consulting Business or any other type of Contract with any officer, employee or consultant of Seller relating to the Consulting Business that is not immediately terminable by Seller without cost or other liability;

        (e) any Contract, including any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement or guarantee, for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

        (f) any Contract under which Seller is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

        (g) any Contract that restricts Seller (with respect to the Consulting Business or the Purchased Assets) from: (i) engaging in any aspect of Seller's business; (ii) participating or competing in any line of business or in any market; (iii) freely setting prices for Seller's products, services or technologies (including most favored customer pricing provisions);
(iv) engaging in any business in any market or geographic area; or
(v) soliciting potential employees, consultants, contractors or other suppliers or customers;

        (h) any consulting or similar agreement under which Seller, with respect to the Consulting Business, provides any advice or services to a third party for an annual compensation to Seller of $30,000 per year or more;

        (i) any Contract with any labor union or collective bargaining unit;

        (j) any other Contract that is material to Seller (which relates or is relevant to Seller's financial condition or solvency) or the Consulting Business or that involves a future commitment by Seller related to the Consulting Business that is in excess of $30,000; and

        (k) any other Contract not made or entered into in the ordinary course of the Consulting Business; and

    Each Contract disclosed in any Schedule to the Seller's Disclosure Letter or required to be disclosed pursuant to this Section 3.9 (each, a "MATERIAL CONTRACT") is a valid and binding agreement of Seller and is in full force and effect, and neither of Seller or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. Other than as set forth on
SCHEDULE 3.9 to the Seller's Disclosure Letter, Seller is not, and has not been a party to any material contract or arrangement that has not been set forth in a written Contract. True and complete copies of each Material Contract have been delivered to Buyer and its counsel.

    3.10 NO LITIGATION. There is no litigation, including, without limitation, any claim, action, suit, investigation or proceeding of any nature pending or, to the knowledge of Seller, threatened, at law or in equity, by way of arbitration or before any court or other Governmental Authority that: (i) may adversely affect, contest or challenge Seller's authority, right or ability to sell or convey any of the Purchased Assets or the Consulting Business to Buyer under this Agreement or to otherwise perform Seller's obligations under this Agreement or any of the Seller Ancillary Agreements, as applicable;
(ii) challenges or contests Seller's right, title or ownership in any of the Purchased Assets or asserts any Lien on any of the Purchased Assets (OTHER THANPermitted Liens); (iii) seeks to enjoin, prevent or hinder the consummation of any of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; (iv) would impair or have an adverse effect on Buyer's right or ability to own, use, commercialize or otherwise exploit any of the Purchased Assets or impair or have an adverse effect on the value of any of the Purchased Assets; or (v) involves a wrongful termination, harassment or other employment-related claim by any employee of the Consulting Business or that would adversely affect or prevent Buyer from hiring or employing any employee of Seller. There are no judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator binding on Seller which (i) adversely affect any of the Purchased Assets or the Consulting Business, (ii) would enjoin, prevent, hinder or conflict with any of the transactions contemplated by this Agreement or (ii) would impair or adversely affect Buyer's rights in any of the Purchased Assets at any time on or after the Closing.

    3.11 COMPLIANCE WITH LAWS AND COURT ORDERS. Seller has complied in all material respects with, and has not received any written notices of violation with respect to, any domestic or foreign, national, state, regional, provincial or local statute, law or regulation applicable to the Consulting Business, Seller's conduct of the Consulting Business or any of the Purchased Assets, including, but not limited to, securities laws and franchise and business opportunity or business investment laws.

    3.12  PROPERTIES.

        (a) SCHEDULE 3.12(A) to the Seller's Disclosure Letter sets forth the Watertown Lease, and each other lease or sublease of real property used in the Consulting Business or on which any of the Purchased Assets are located (and each amendment or supplement thereof).

        (b) To Seller's knowledge, there are no developments affecting any of the Purchased Assets that are pending or threatened, which would be reasonably expected to materially and adversely affect Buyer's ownership or clean title of any of the Purchased Assets following the Closing (other than the existence of Permitted Liens at the Closing).

        (c) Except as set forth on SCHEDULE 3.12(C), the Watertown Lease and all leases of personal property related to the Consulting Business or the Purchased Assets are in good standing, in full force and effect and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default under such lease.

    3.13  TITLE TO AND CONDITION OF PURCHASED ASSETS.

        (a) Except as set forth in SCHEDULE 3.13(A) to the Seller Disclosure Letter, Seller owns all of the Purchased Assets and Seller has good, exclusive and marketable title in and to all the Purchased Assets, free and clear of all Liens whatsoever (other than Permitted Liens). Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens (other than Permitted Liens). No other person has any right, title or interest in any assets utilized by Seller in the Consulting Business (except for the rights and interests in Assumed Contracts of the other Persons who are parties to such Assumed Contracts). Except as set forth in
SCHEDULE 3.13(A) to the Seller's Disclosure Letter, none of the Purchased Assets is licensed by Seller to any third party. Title to all of the Purchased Assets is freely transferable from Seller to Buyer free and clear of all Liens (other than Permitted Liens and as set forth on SCHEDULE 3.13(A)) without obtaining the consent or approval of any person or party (other than any Required Consents).

        (b) The tangible personal property included in the Purchased Assets is in good working condition and repair consistent with the operating condition of such equipment in Buyer's industry, normal wear and tear excepted.
SCHEDULE 3.13(B) contains a true and complete list of all Seller Tangible Personal Property as of the Agreement Date (which SCHEDULE 3.13(B) will be updated to reflect Seller Tangible Personal Property as of the Closing Date by Seller and delivered to Buyer at least one

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(1) Business Day prior to the Closing Date). The Buyer's acquisition of the
Purchased Assets will enable Buyer to operate the Consulting Business as it is currently being operated by Seller.

        (c) SCHEDULE 3.13(C) contains a true and complete list of all Prepaid Assets of Seller as of the Agreement Date (which SCHEDULE 3.13(C) will be updated to reflect Prepaid Assets of Seller as of the Closing Date by Seller and delivered to Buyer at least one (1) Business Day prior to the Closing Date).

    3.14 FAIRNESS OF CONSIDERATION. Seller's Board of Directors has determined that the Purchase Price (including the Buyer's assumption of the Assumed Liabilities) represents fair and reasonably equivalent consideration for the Purchased Assets and title thereto to be transferred to Buyer at the Closing under this Agreement. The sale and transfer of the Purchased Assets to Buyer as contemplated by this Agreement and the Seller Ancillary Agreements is made in exchange for fair and reasonably equivalent consideration, and Seller is not now insolvent and Seller will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Seller is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors.

    3.15 USE OF PROCEEDS. Seller represents and warrants to Buyer that the cash payment to be paid by Buyer to Seller for the Purchased Assets at the Closing is sufficient to pay off in full all of Seller's outstanding Liabilities as of the Closing Date (that are not Assumed Liabilities or Seller Closing Liabilities paid by Buyer on behalf of Seller at the Closing) and all Liabilities arising under the WARN Act, whether now existing or arising within the six (6) month period following the Closing Date (all such Liabilities of Seller being hereinafter collectively referred to as the "RETAINED LIABILITIES"). No proceedings for the liquidation, dissolution, merger or disposition of all or substantially all the assets of, or bankruptcy, reorganization, moratorium, assignment for the benefit of creditors or other similar transaction or arrangement with respect to Seller or any of its Affiliates, is pending or, to the best knowledge of Seller, threatened, and no corporate action in view of any such transaction or arrangement has been taken.

    3.16 DEBT. SCHEDULE 3.16 to the Seller's Disclosure Letter lists all accounts payable and notes payable of Seller, including any accounts representing short-term or long-term Liabilities for borrowed moneys, as of the Agreement Date.

    3.17  INTELLECTUAL PROPERTY RIGHTS.

        (a) For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHTS" means any rights exercisable or available in any jurisdiction of the world constituting industrial or intellectual property rights or protections whether owned, licensed or otherwise used or held, including without limitation all of the following:

            (i) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or resubmitted);

            (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names and URLs, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof;

            (iii) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights and moral rights;

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            (iv) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection); and

            (v) computer software programs, including all source code, object code, and documentation related thereto ("SOFTWARE").

        (b) Disclosure.

            (i) SCHEDULE 3.17(B)(I) to the Seller's Disclosure Letter sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned by Seller for use in connection with the Consulting Business, specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates. No Affiliate of Seller owns or has any rights in or to any of the Purchased Assets (including any Intellectual Property Rights related to the Consulting Business or the Purchased Assets).

            (ii) SCHEDULE 3.17(B)(II) to the Seller's Disclosure Letter sets forth (A) all licenses, sublicenses and other agreements or permissions ("IP LICENSES") used in connection with the Consulting Business under which the Seller is a licensee or otherwise is authorized to use or practice any Intellectual Property Rights owned by a third party (OTHER THAN licenses of computer software that is generally available to the public under a non-negotiated "shrink-wrap" license at a per copy license fee of less than $1,000 per copy); (B) all Contracts providing for the development of any computer software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Rights for (or for the benefit or use of) Seller relating to the Consulting Business or the purchase or other acquisition by Seller of any computer software, content (including textual content and visual or graphics content), technology or other Intellectual Property Rights to (or for the benefit or use of) Seller and relating to the Consulting Business or any Purchased Asset; and (C) any Contract under which Intellectual Property Rights or any software used in or marketed in connection with the Consulting Business has been licensed to any third party. The IP Licenses, include without limitation, all licenses of any computer software, technology or other Intellectual Property Rights that is used or incorporated in any past, current or potential product or service offered in connection with the Consulting Business that is under development. Except as set forth on
SCHEDULE 3.17(B)(II) to the Seller's Disclosure Letter, none of the Intellectual Property Rights included in the Purchased Assets is licensed from any third party (other than licenses of computer software that is generally available to the public under a non-negotiated "shrink-wrap" license at a per copy license fee of less than $1,000 per copy).

        (c) Ownership. Except as set forth on SCHEDULE 3.17(C) to the Seller's Disclosure Letter, the Consulting Business owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property Rights that is material to the business of the Consulting Business.

        (d) Licenses; Sufficiency. Except as set forth on SCHEDULE 3.17(D), Seller has a valid and enforceable license to use all Intellectual Property Rights not owned by Seller that are used by Seller in connection with the Consulting Business. The IP Licenses set forth in SCHEDULE 3.17(B)(II) to the Seller's Disclosure Letter constitute all licenses, sublicenses and other agreements or permissions of third parties that are necessary for Seller to conduct the Consulting Business without infringing the Intellectual Property Rights of any third party.

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        (e) Infringement.

            (i) Neither the conduct of the Consulting Business, nor any Intellectual Property Rights owned by Seller that are used in the Consulting Business or included in the Purchased Assets, infringes or misappropriates any Intellectual Property Rights of any third party. Assuming that all Required Consents are obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (a) constitute a breach or default under any Contract granting or governing any Intellectual Property Rights that are Purchased Assets or that are used in connection with the Consulting Business ("SELLER IP RIGHTS"); (b) cause or give rise to any rights of forfeiture or termination with respect to any Seller IP Rights; or
(c) diminish, impair or limit the exercise of any of the Seller IP Rights by the Buyer on and after the Closing. There are no royalties, honoraria, fees or other payments payable by Seller to any third person with respect to any Seller IP Rights, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

            (ii) To Seller's knowledge, no current or former employee or independent contractor performing or having performed services in connection with the conduct of the Consulting Business is (a) using any trade secrets or proprietary information of any third party without permission; (b) otherwise in breach of any invention-assignment, confidentiality, non-competition or other agreement with any former employer or other third party by virtue of such services with respect to the Consulting Business; or (c) subject to any agreement under which any technology currently used in conducting the Consulting Business has been transferred in whole or in part to a third party.

            (iii) No claim or action is pending or, to Seller's knowledge, threatened, and Seller knows of no basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell or license, any Intellectual Property Rights used in connection with the Consulting Business, and no Intellectual Property Right used in connection with the Consulting Business is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use or the licensing thereof.

            (iv) Seller has not received any notice that it has infringed upon or otherwise misappropriated or violated the Intellectual Property Rights of any third party or received any claim, charge, complaint, demand or notice alleging any such infringement, misappropriation or violation, or knows of any basis for any such claim.

            (v) To the knowledge of the Seller, no third party is infringing upon or otherwise misappropriating or violating any material Intellectual Property Rights used in connection with the Consulting Business.

        (f) Protection of Intellectual Property. Seller has taken commercially reasonable and customary precautions to protect the secrecy, confidentiality, and value of the Consulting Business' trade secrets and the proprietary nature and value of the Intellectual Property Rights related to the Consulting Business or included in the Purchased Assets. Without limiting the generality of the foregoing, all current and former employees and independent contractors providing any services relating to the Consulting Business have executed and delivered to Seller (i) agreements regarding the protection of confidential information and (ii) valid written assignments of all Seller IP Rights that would otherwise be owned by such persons absent such assignments. None of Seller's current or former employees or independent contractors owns or has retained any right, title or interest in or to any Seller IP Rights.

        (g) Source Code. Except as a part of customer engagements in the ordinary course of business consistent with past practice, no Consulting Source Code (as defined below) has been (a) delivered to any source code escrow agent or other third party or (b) assigned or licensed to any other party. "CONSULTING SOURCE CODE" means any human-readable computer code, portion thereof, or

                                      A-24
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information or algorithm contained or disclosed therein, that constitutes Seller
IP Rights. Except as a part of customer engagements in the ordinary course of business consistent with past practice, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) may reasonably be expected to result in the release of any Consulting Source
Code to a third party. SCHEDULE 3.17(G) to the Seller's Disclosure Letter identifies each agreement and instrument (whether written or oral) pursuant to which any Consulting Source Code has been or may be required to be deposited with any third party (except as a part of customer engagements in the ordinary course of business consistent with past practice), and describes whether the execution of this Agreement or the consummation of the transactions contemplated herein may reasonably be expected to result in the release of any Consulting Source Code.

        (h) No Government Involvement. No government funding, facilities of any educational institution or research center, or funding from third parties (other than funds received in consideration for capital stock of Seller) was used in the creation of any Seller IP Rights. To Seller's knowledge, no current or former employee or independent contractor that was involved in or contributed to the creation of any Seller IP Rights performed services for any government, educational institution or research center at any time when performing services for Seller.

        (i) Conformity to Warranties. All software and other products and services developed, marketed, licensed or otherwise provided or furnished by Seller to customers in connection with the Consulting Business, conform to all their applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers by Seller and its Affiliates and their respective employees, representatives and/or agents.

    3.18 INSURANCE COVERAGE. SCHEDULE 3.18 sets forth a true and complete list of each insurance policy and fidelity bonds (including a description of the policy, the endorsements, the coverage and deductibles applicable thereto) relating to the Purchased Assets and/or the conduct of Consulting Business. There is no claim by Seller pending under any of such policies or bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Seller does not have any knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

    3.19 LICENSES AND PERMITS. SCHEDULE 3.19 to the Seller's Disclosure Letter correctly describes each license, franchise, permit, certificate, registration approval or other similar authorization that is necessary to conduct the Consulting Business (the "PERMITS") together with the name of the Government Authority issuing such Permit. Except as set forth on SCHEDULE 3.19 to the Seller's Disclosure Letter, (i) the Permits are valid and in full force and effect, (ii) Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits and
(iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will have all of the right, title and interest in all the Permits.

    3.20 PRIVACY. The Purchased Assets do not include any personally identifiable information regarding individuals that is subject to any applicable laws and regulations relating to (a) the privacy of users of Seller's products and services and the Seller Web Sites, and (b) the collection, storage and transfer of any personally identifiable information collected by Seller or by third parties having authorized access to Seller's records.

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    3.21  STATUS OF ASSUMED CONTRACTS.  Each Assumed Contract, other than those
Assumed Contracts described in clause (iii) of the definition of such term, is in full force and effect and Seller is not in breach or default thereunder and, to Seller's knowledge, no other party thereto is in breach or default thereunder. No Assumed Contract by its terms will result in any product or service of Buyer (excluding any product or service included among the Purchased Assets) being priced or repriced in manner that is adverse to Buyer. All material professional services and other consulting or advisory projects are on budget and schedule (within a five percent (5%) deviation in the aggregate) and all professional services and other consulting or advisory projects are substantially on budget and schedule, and Seller has not received any notice from any customer, client or third party to the contrary.

    3.22 ACCOUNTS RECEIVABLES. The Consulting Business Receivables as of the Agreement Date are set forth on SCHEDULE 2.1(F). The Consulting Business Receivables as of the Closing Date will be set forth on the update
SCHEDULE 2.1(F) delivered by Seller to Buyer at least one (1) Business Day prior to the Closing Date and attached hereto. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet
Date) reflected on the Balance Sheet are, valid, genuine and are not subject to any right of offset or defense against payment of any amount thereof, and are not subject to any discounts. All accounts, notes receivable and other receivables arising out of or relating to the Consulting Business at the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Consulting Business after the Balance Sheet Date and prior to the Closing Date arose in the ordinary course of the Consulting Business consistent with past practice, and are valid, genuine and are, valid, genuine and are not subject to any right of offset or defense against payment of any amount thereof, and are not subject to any discounts.

    3.23 FINDERS' FEES. Except as set forth on SCHEDULE 3.23 to the Seller's Disclosure Letter, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

    3.24 ENVIRONMENTAL COMPLIANCE. Seller has at all times prior to the Agreement Date and prior to the Closing Date complied in all material respects with all applicable Environmental Laws both in respect of the Consulting Business as carried on from time to time and in respect of any of the facilities at which the Consulting Business is now conducted or at which any Purchased Assets are located (each, a "FACILITY") and any prior facility or site at which the Consulting Business or other business has been conducted by Seller or its predecessors in interest or at which any Purchased Assets have been located (each, a "PRIOR FACILITY"). Seller is not aware of any circumstances that may cause Seller to be in non-compliance or violation of any Environmental Laws and Seller is not aware of any circumstances affecting the Consulting Business that might justify the imposing of any requirement by a competent authority in accordance with such authority's powers and obligations under the Environmental Laws which would, if the requirement were not complied with, result in there being a non-compliance or violation of any Environmental Laws. There are no past, pending or (to Seller's knowledge) threatened proceedings, claims or actions against Seller brought under any Environmental Laws before any court, arbitrator or other body which have had or which would, in the event of a judgment, decision, ruling or order being unfavorable to Seller, have a Material Adverse Effect on the Consulting Business or any of the Purchased Assets. To Seller's knowledge, no part of any Facility or any Prior Facility has been contaminated (whether by the deposit, spillage, disposal, discharge, release or leaching of any Hazardous Substances) and as a result of any contamination no part of any Facility or any Prior Facility represents a hazard to health or to the environment. Seller is not aware of any circumstances which may give rise or have in the past given rise to any Liability (whether under statute or at common law) in nuisance in respect of any Facility or any Prior Facility or the operation of the Consulting Business.

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    3.25  NO REPRESENTATIONS TO EMPLOYEES OR CONSULTANTS OF SELLER.  Seller has
made no representations to any employee or consultant of Seller concerning the length of time (if any) that the employee's or consultant's work or employment with Buyer may continue or the compensation or benefits or other terms or conditions of employment (if any) with Buyer to be offered to employees or consultants of Seller by Buyer.

    3.26  EMPLOYEE MATTERS.

        (a) Generally. Seller: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees' association or similar organization; and (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices. Seller has good labor relations, and Seller has no knowledge of any facts indicating that the consummation of the transactions provided for herein will adversely affect its labor relations, and Seller has no knowledge that any Seller Key Management Employee or Seller Employee, intends to leave Seller's employ or to decline to accept employment with Buyer following the Initial Closing. No Seller Key Management Employee or Seller Employee, has given notice that such employee intends to terminate his or her employment with Seller. There are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Seller. Seller is in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including ERISA), the Worker Adjustment Retraining and Notification Act, as amended (the "WARN ACT") or any similar national, state or local law) and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Except as set forth in SCHEDULE 3.26(A) to the Seller's Disclosure Letter, Seller has no contracts, agreements, arrangements or commitments with any Seller Key Management Employee or Seller Employee currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws. Each of Seller Key Management Employee and Seller Employee is legally permitted to be employed by Seller in the jurisdiction in which such employee is employed. Seller will have no liability to any employee or to any organization or any other entity as a result of the termination of any Seller Key Management Employee or Seller Employee leasing arrangement.

        (b) Employee Plans. SCHEDULE 3.26(B) to the Seller's Disclosure Letter contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Seller or any of its Affiliates which cover any Seller Key Management Employee or Seller Employee of Seller or its Affiliates (the "EMPLOYEE PLANS"), including all "employee benefit plans" as defined in
Section 3(3) of ERISA. Seller has delivered true and complete copies or descriptions of all the Employee Plans to Buyer's legal counsel. No Employee Plan is a "multiemployer plan" within the meaning of Section 3(37) or ERISA and no Employee Plan is subject to Title IV of ERISA. Neither Seller nor any of Seller's Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA. The Purchased Assets are not now nor will they after the passage of time be subject to any Lien (other than a Permitted Lien) imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

        (c) No Employment Agreements. To Seller's knowledge, no Seller Key Management Employee or Seller Employee is in material violation of any term of any employment Contract or any other Contract, or any restrictive covenant, relating to the right of any such employee to be employed by Seller or to use trade secrets or proprietary information of others, and the employment of any Seller Key Management Employee and Seller Employee does not subject Seller to any liability to any third party.

        (d) Immigration Law Compliance. Except as set forth on SCHEDULE 3.26(D) to Seller's Disclosure Letter, to Seller's knowledge, no Seller Key Management Employee or Seller Employee holds any visa from the United States Government and Seller is not sponsoring any such employees with respect to any visa or other authorization. All Seller Key Management Employees and Seller Employees were hired in compliance with all laws, statutes, regulations and requirements for the lawful hiring of employees who are not citizens of the United States of America.

        (e) No Parachute Agreements. Except as disclosed on SCHEDULE 3.26(E) to the Seller's Disclosure Letter, neither Seller nor any of its Affiliates, with respect to any Seller Key Management Employee and Seller Employee, is a party to any (i) agreement with any of its executive officers or other key employees of the Consulting Business (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller in the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee, or
(C) providing severance benefits, retirement benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        (f) Employee List. A list of all employees, officers and consultants of the Consulting Business and their current compensation and benefits as of the Agreement Date is set forth on SCHEDULE 3.26(F) to the Seller's Disclosure Letter.

        (g) Contributions. All contributions due from Seller or any of its Affiliates with respect to any of the Employee Plans and all employee social security contributions have been made or accrued on the Balance Sheet, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued after the Balance Sheet Date in the ordinary course of business, consistent with past practice as a result of operations of the Consulting Business after the Balance Sheet Date, all of which have been paid.

        (h) Continuation of Coverage; COBRA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Consulting Business are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code. As of the Closing Date, there are no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Employee Plans that could materially adversely affect the Consulting Business or the Purchased Assets after the Closing Date.

        (i) No Liabilities for Terminating Employees. Since the Balance Sheet Date, neither Seller nor any of its Affiliates has incurred any Liabilities in connection with the termination of any employees of the Consulting Business, and as of and prior to the Balance Sheet Date, neither Seller nor any of its Affiliates has incurred any Liabilities in connection with the termination of any employees of the Consulting Business except as reflected in the Balance Sheet.

    3.27 NO RIGHT TO PURCHASE THE CONSULTING BUSINESS OR THE PURCHASED ASSETS. There are no options, rights of first refusal, preemptive rights, rights of first offer or other rights or agreements outstanding to any third party relating to any Seller Acquisition Proposal (as defined in Section 6.3).

                                      A-28
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    3.28  NO EXISTING DISCUSSIONS.  Neither Seller or any of its Affiliates nor
any director, officer, stockholder, employee or agent of Seller or any such Affiliate is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any transaction that would be inconsistent with the accomplishment of the sale of the Purchased Assets hereunder, such as, without limitation, any Seller Acquisition Proposal (as defined in Section 6.3).

    3.29  TAXES.

        (a) Definition of Seller. As used in this Section 3.29, the term "SELLER" shall mean and include each and every North American Subsidiary of Seller, if any.

        (b) Tax Returns. Seller has filed all material Tax returns that it was required to file. All such Tax returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax return) have been paid. Seller is not currently the beneficiary of any extensions of time within which to file any Tax return. To Seller's knowledge, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns that it is or may be subject to Taxation by that jurisdiction.

        (c) Withholdings. Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to the Consulting Business.

        (d) No Dispute. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any authority in writing or
(ii) as to which the directors and officers of Seller has knowledge based on personal contact with any agent of such authority.

        (f) Tax Reserves. The unpaid Taxes of Seller (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing Seller's Tax returns.

        (g) Third-Party Tax Liabilities. Seller is not a party to any Tax allocation, indemnity or sharing agreement. Seller has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Seller. Seller has no liability for the Taxes of any person (other than Seller and its Subsidiaries) under Treasury Regulation Section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Purchased Assets are free from any Tax Lien (other than a Permitted Lien).

    3.30 SELLER CUSTOMERS. SCHEDULE 3.30 is a true and complete list of each customer, client or licensee of the Consulting Business for which Seller is currently performing services, or has provided services or sold or licensed products to within the last two years (the "SELLER CUSTOMERS") and, with respect to each such customer, client or licensee, states whether it is a past or current customer or licensee, what products or services were sold, licensed or provided to and the amount of revenue for each such customer, client or licensee.

    3.31  FULL DISCLOSURE.

        (a) All of the representations and warranties made by Seller under
Article 3 of this Agreement (as qualified by Seller's Disclosure Letter) and in the certificates delivered by Seller to Buyer at the Closing are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they are made, not misleading.

                                      A-29
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        (b) The information supplied by Seller for inclusion or incorporation by reference in the proxy statement to be filed with the SEC (the "SELLER PROXY STATEMENT") shall not, on the date the Seller Proxy Statement is mailed to Seller's stockholders, at the time of the meeting of Seller's stockholders (the "SELLER STOCKHOLDERS' MEETING") to consider the Seller Stockholder Approvals or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Stockholders' Meeting which has become false or misleading. The Seller Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder and the rules and regulations of NASDAQ. If at any time prior to the Closing Date any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which is required to be set forth in a supplement to the Seller Proxy Statement, Seller shall promptly inform Buyer.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller as of the Agreement Date and as of the Closing Date that:

    4.1 CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

    4.2 CORPORATE AUTHORIZATION. Buyer has all necessary corporate power and authority to enter into this Agreement and each Buyer Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Ancillary Agreements, the purchase of the Purchased Assets by Buyer and the assumption of the Assumed Liabilities from Seller by Buyer, in each case pursuant to this Agreement, and the consummation of all the transactions contemplated by this Agreement and the Buyer Ancillary Agreements on the terms and subject to the conditions set forth herein and therein, have been duly and validly authorized by Buyer by all necessary corporate action and approved by Buyer's Board of Directors, which action and approval have been obtained and carried out in compliance with applicable law and Buyer's certificate of incorporation and bylaws, each as amended to date. This Agreement, and each of the Buyer Ancillary Agreements has been, duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the enforceability of this Agreement and the Buyer Ancillary Agreement against Seller) this Agreement and each of the Buyer Ancillary Agreements constitutes, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

    4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and each Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no material consent, approval, authorization or other action by or in respect of, or filing with, any Governmental Authority with respect to Buyer.

    4.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree in any material respect.

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    4.5  FINDERS' FEES.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

    4.6 NO LITIGATION. There is no litigation, including, without limitation, any claim, action, suit, investigation or proceeding of any nature pending or, to the knowledge of Buyer, threatened, at law or in equity, by way of arbitration or before any court or other Governmental Authority that may be reasonably expected to adversely affect, contest or challenge Buyer's authority, right or ability to purchase any of the Purchased Assets or to assume any Assumed Liability under this Agreement or to otherwise perform Buyer's obligations under this Agreement or any of the Buyer Ancillary Agreements, as applicable.

    4.7 PAYMENT OBLIGATIONS. Buyer has sufficient cash on hand or readily available to satisfy its payment obligations hereunder.

                                   ARTICLE 5
                             PRE-CLOSING COVENANTS

    5.1  ADVICE OF CHANGES.  Seller will promptly advise Buyer in writing of any
(a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of such event, the Initial Closing Date or the Closing Date, untrue or inaccurate in any material respect, (b) breach of any covenant or obligation of Seller pursuant to this Agreement or any Seller Ancillary Agreement, or (c) Material Adverse Change with respect to Seller, the Consulting Business or the Purchased Assets. Buyer will promptly advise Seller in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event, the Initial Closing Date or the Closing Date, untrue or inaccurate, or (b) breach of any covenant or obligation of Buyer pursuant to this Agreement or any Buyer Ancillary Agreement.

    5.2 MAINTENANCE OF BUSINESS. After and including the time of the execution of this Agreement until and including the time of the Closing (the "PRE-CLOSING PERIOD"), Seller will use its commercially reasonable best efforts to preserve the business and relationships with Seller Customers, suppliers, licensors, licensees, employees, consultants and others with whom it has business dealings in connection with the Consulting Business. During the Pre-Closing Period, if Seller becomes aware of a material deterioration in the relationship with any material Seller Customer, supplier, licensors, licensees, employee, consultant or business partner in connection with the Consulting Business, it will promptly bring such information to Buyer's attention in writing and, if requested by Buyer, will exert its commercially reasonable best efforts to promptly restore the relationship. During the Pre-Closing Period, if Buyer becomes aware of a material deterioration in the relationship with any material Seller Customer in connection with the Consulting Business (to the extent Buyer is performing services for such customers under the Management Services Agreement), it will promptly bring such information to Seller's attention in writing.

    5.3 CONDUCT OF BUSINESS. Except as expressly contemplated by this Agreement, during the Pre-Closing Period, Seller will continue to conduct (or cause to be conducted) the Consulting Business in the ordinary course consistent with its past practice, and Seller will not, without the prior written consent of Buyer:

        (a) take any action which would reasonably be expected to result in a Material Adverse Change with respect to, Seller, the Consulting Business as currently conducted or the Purchase Assets;

        (b) amend its Certificate of Incorporation or Bylaws;

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
        (c) take any action that which could reasonably be expected to result in the incurrence, creation or assumption by Seller of (i) any Lien on any of the Purchased Assets (other than a Permitted Lien), (ii) any Liabilities or any indebtedness for borrowed money (including incurring any additional liability, debt or obligation under the Watertown Lease, the Seller Line of Credit (PROVIDED that Seller may draw additional amounts under the Seller Line of Credit until such time as the Loan Agreement Effective Date (as defined in Section 7.4(c) below), if such draw does not cause the outstanding balance under the Seller Line of Credit to exceed One Million Eight Hundred Thousand United States Dollars (U.S.$1,800,000), or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

        (d) pay or discharge, or agree to pay or discharge, any Liability of Seller or any Lien on any asset or property of Seller in an amount in excess of $20,000 (except payments on the Seller Line of Credit, as set forth in SCHEDULE 5.3(D), or as expressly contemplated by this Agreement, the Management Services Agreement or the Loan Agreement);

        (e) lend or advance any money, other than reasonable and normal advances to employees for bona fide expenses that not material in amount and are incurred in the ordinary course consistent with past practice;

        (f) sell, license, transfer, convey, move, relocate or dispose of any Purchased Asset other than in the ordinary course consistent with past practice;

        (g) except as expressly contemplated by this Agreement, enter into any material lease, license, contract or arrangement for the purchase or sale of any property or asset, whether real or personal, tangible or intangible, or transfer or relocate any Seller Tangible Person Property away from the Watertown Facility;

        (h) transfer or relocate any Seller Employee or Seller Key Management Employee to any other division or position of employment or consulting within Seller or any of Seller's Affiliates;

        (i) terminate the employment of any Seller Employee or Seller Key Management Employee (except as contemplated by Section 9.1);

        (j) encourage or otherwise act to cause any Seller Employee or Seller Key Management Employee not to accept any offer of employment by Buyer made pursuant to Article 9 hereof;

        (k) grant or pay any bonus, increased salary, royalty, severance or employee or other benefit or special remuneration to any employee or consultant (without the prior written consent of Buyer), or amend or enter into any employment, consulting or severance or similar agreement with any such person;

        (l) amend or terminate or fail to renew any Assumed Contracts;

        (m) with respect to the Consulting Business or the Purchased Assets, license any technology or Intellectual Property Rights to any third party, other than in the ordinary course consistent with past practice, or acquire any Intellectual Property Rights (or any license thereto) from, any third party, other than in the ordinary course consistent with past practice;

        (n) change or terminate any insurance coverage for or with respect to the Consulting Business or the Purchased Assets;

        (o) agree to any audit assessment by any Tax authority or file any federal or state income or franchise tax return with respect to the Consulting Business or any of the Purchased Assets unless copies of such returns have first been delivered to Buyer for its review at a reasonable time prior to filing;

        (p) materially change the pricing or other material terms of Seller's products or services relating to the Consulting Business;

        (q) waive any material right or claim related to the Consulting Business or any of the Purchased Assets or any of the Assumed Liabilities;

        (r) Incur any indebtedness for borrowed money including incurring any additional indebtedness under the Seller Line of Credit (PROVIDED that Seller may draw additional amounts under the Seller Line of Credit prior to the Loan Agreement Effective Date if such draw does not cause the outstanding balance under the Seller Line of Credit to exceed One Million Eight Hundred Thousand United States Dollars (U.S.$1,800,000), under the Seller Capital Leases and Seller Operating Leases, or trade debt or guarantee any such indebtedness of another person, extend or enter into any commitment to make an extension of any indebtedness, except immaterial transactions in each case in the ordinary course of business consistent with past practice, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Seller, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing (except pursuant to the Loan Agreement);

        (s) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Seller;

        (t) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Seller or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof; and

        (u) agree to do any of the things described in the preceding clauses
(a) through (s).

    5.4 REGULATORY APPROVALS. Seller will promptly prepare, execute and file, or join in the execution and filing of, any application, registration, notification, consent or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which is required, or which Buyer may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement or any other transactions contemplated by this Agreement or any Seller Ancillary Agreement.

    5.5  REQUIRED CONSENTS, SATISFACTION OF CLOSING CONDITIONS.

        (a) Prior to the Initial Closing Date, Seller shall use its commercially reasonable best efforts to obtain in writing the Required Consents and any other consent from all persons necessary to permit Seller to assign and transfer all of the Purchased Assets to Buyer, free and clear of all Liens (except for Permitted Liens), and to perform all of its obligations under, and to conclude the transactions contemplated by, this Agreement and the Seller Ancillary Agreements. Seller will use its commercially reasonable best efforts to remove, discharge or terminate any Liens on the Purchased Assets prior to the Initial Closing. Seller will use its commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in
Section 10.2 on or before the Initial Closing, and all the conditions precedent which are set forth in Section 11.1 and Section 11.2 on or before the Closing.

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
        (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any contract (including any Assumed Contracts), or any claim, right or benefit arising thereunder or resulting therefrom, if such attempted assignment or transfer thereof, without the Required Consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of the Buyer thereunder, as determined by Buyer in its reasonable discretion. If such Required Consent (a "DEFERRED CONSENT") is not obtained prior to the Closing, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights and benefits under such contract at Closing, then (a) the Seller shall use its commercially reasonable best efforts to assist the Buyer in obtaining such Deferred Consent as soon as practicable, and (b) until such Deferred Consent is obtained, Seller and Buyer will cooperate, in all reasonable respects, to provide Buyer the benefits under the contract to which such Deferred Consent relates. Seller shall hold such contract, claim, right or benefit in trust for the benefit of Buyer. In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Buyer and Seller shall enter into such agreements and arrangements (including licensing, subleasing or subcontracting, if permitted) to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, including the enforcement for the benefit of Buyer of all claims or rights arising thereunder. Compliance by Seller with this
Section 5.5(b) shall not excuse Seller from any breach of representation, warranty, or covenant of Seller resulting from such non-assignment or the failure to disclose the need to receive any such consent.

        (c) Buyer will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 11.3 on or before the Closing Date.

    5.6 ACCESS TO INFORMATION. Subject to the terms and conditions of this Agreement relating to the confidentiality and use of confidential and proprietary information, Seller will allow Buyer and its advisors and agents access at reasonable times to the files, books, records, technology, contracts, employees, contractors and officers of Seller with respect to the Consulting Business and the Purchased Assets, including, but not limited to, any and all information relating to the taxes, commitments, contracts, leases, licenses, employees, customers, consultants, liabilities, financial condition and real, personal and intangible property of the Consulting Business; PROVIDED, HOWEVER, that on and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Consulting Business; PROVIDED that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller following the Closing.

    5.7 CONFIDENTIALITY. All copies of financial information, customers, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, employees, consultants, customer lists, methodologies, inventions, software, technology, know-how, product designs, product specifications and drawings, trade secrets, and other confidential and/or proprietary information of a party to this Agreement are hereinafter referred to as "CONFIDENTIAL INFORMATION." A party who owns and discloses its Confidential Information is referred to below as a "DISCLOSING PARTY" and a party who receives or is given access to a Disclosing Party's Confidential Information is referred to below as a "RECEIVING PARTY." Each party hereto agrees that all Confidential Information of another party that is disclosed to such party in the course of negotiating the transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence, and will not be used or disclosed by the Receiving Party except for the purposes relating to this Agreement for which such Confidential Information was disclosed, and upon termination of this Agreement or the consummation of the transactions contemplated hereby, subject to the last sentence of this
Section 5.7 and Section 7.1 below, will be promptly destroyed by the Receiving Party or returned to the Disclosing

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
Party, upon the Disclosing Party's written request. No party's employees will be given access to Confidential Information of another party except on a "need to know" basis and such employees shall be informed of the need to keep such Confidential Information confidential. It is agreed that Confidential Information will not include information that: (i) was known to such Receiving Party before receipt of such information from the Disclosing Party; (ii) is or becomes generally known to the public through no breach of this Section or any act or omission on the part of the Receiving Party; (iii) is disclosed by a third party having the legal right to disclose such information with no obligation of confidence to the Disclosing Party, or is required to be disclosed as a result of court order or similar process; or (iv) is independently developed by the Receiving Party without use of any of the Disclosing Party's Confidential Information (as evidenced by a contemporaneous writing). Effective upon the Closing, the foregoing provisions of this Section will terminate with respect to any obligation of Buyer to refrain from using or disclosing or to return to Seller any Confidential Information of Seller that relates to any of the Consulting Business or the Purchased Assets.

    5.8 PREPARATION AND DELIVERY OF CLOSING SCHEDULES. Seller will timely prepare and deliver to Buyer prior to the Closing the Estimated Closing Balance Sheet. Seller will timely prepare and deliver to Buyer prior to the Closing the updated (i) SCHEDULE 2.1(F) (reflecting Consulting Business Receivables updated as of the Closing Date), (ii) SCHEDULE 2.3(A) (reflecting Assumed Line of Credit Liabilities updated as of the Closing Date), (iii) SCHEDULE 2.3(D) (reflecting Assumed Watertown Lease Liabilities updated as of the Closing Date),
(iv) SCHEDULE 2.3(E) (reflecting Assumed Capital Lease Liabilities updated as of the Closing Date), (v) SCHEDULE 2.3(F) (reflecting the updated Assumed Prepaid Liabilities as of the Closing Date), (vi) SCHEDULE 3.13(B) (reflecting Seller Tangible Personal Property updated as of the Closing Date), and
(vii) SCHEDULE 3.13(C) (reflecting Prepaid Assets updated as of the Closing
Date). Seller will timely prepare and deliver to Buyer prior to the Initial Closing Date SCHEDULE 2.3(C)(reflecting Assumed Vacation Liabilities updated as of the Closing Date).

    5.9 ASSUMED OTHER LIABILITIES; CLOSING SELLER LIABILITIES. Each of Seller and Buyer shall have used their respective commercially reasonable best efforts to update and deliver to the other prior to the Closing Date
(i) SCHEDULE 2.3(G) (reflecting the updated Assumed Other Liabilities as of the Closing Date), and (ii) SCHEDULE 2.6(A)(II) (reflecting the updated Closing Seller Liabilities as of the Closing Date).

    5.10 MENGWALL LOAN CONSENT AGREEMENT. Seller agrees to enter into and deliver prior to the effectiveness of the Loan Agreement, and will use its commercially reasonable best efforts to get Lennart Mengwall (the "LENDER") to enter into and deliver prior to the Initial Closing, in a form and substance acceptable to Buyer, Lender's (a) agreement to subordinate any security interest and other Liens in favor of Lender relating to the Purchased Assets under that certain (i) Promissory Note in a principal amount of Two Million Five Hundred Thousand United States Dollars (U.S.$2,500,000) dated July 18, 2001 issued to Lender by Seller, (ii) Modification Agreement dated as of July 18, 2001 between Seller and Lender, and (iii) Security Agreement dated as of July 18, 2001 between Seller and Lender, and other related agreements and documents (collectively, the "MENGWALL LOAN DOCUMENTS"), in favor of the security interest of Buyer in certain assets of Seller under the Loan Agreement; (b) consent to the sale and transfer of the Purchased Assets and the Consulting Business to Buyer pursuant to this Agreement and the Seller Ancillary Agreements;
(c) consent to Seller's borrowings of amounts under the Loan Agreement and the grant by Seller to Buyer of a security interest in certain assets of Seller pursuant to the Loan Agreement; (d) waiver of any existing breach or default under the Mengwall Loan Documents, or any breach or default thereunder which could reasonably result from Seller's execution, delivery or performance of this Agreement or any of the Seller Ancillary Agreements; (e) agreement to terminate and release any and all Liens in favor of the Lender under Mengwall Loan Documents relating to any of the Purchased Assets (conditioned upon and effective as of the Closing) and the Seller Operating Leases (as defined in
Section 7.4(b) below); and (f) waiver of any remedies or

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
rights to receive payment under the Mengwall Loan Documents at or following the Closing until all Retained Liabilities have been paid in full by Seller (the "MENGWALL LOAN CONSENT AGREEMENT").

    5.11 FACTOR LENDER CONSENT AND CAPITAL LESSORS' CONSENTS. Seller agrees to enter into and deliver prior to the Initial Closing, and will use its commercially reasonable best efforts to cause the Factor Lender to enter into and deliver prior to the Initial Closing, in a form and substance acceptable to Buyer, the Factor Lender's (a) consent to the sale and transfer of the Purchased Assets and the Consulting Business to Buyer pursuant to this Agreement and the Seller Ancillary Agreements; (b) consent to Seller's borrowings of amounts under the Loan Agreement and the grant by Seller to Buyer of a security interest in the Purchased Assets and other assets of Seller under the Loan Agreement (PROVIDED that such security interest shall be subordinate to the security interest of the Factor Lender in the Consulting Business Receivables of Seller securing outstanding indebtedness under the Seller Line of Credit); (c) waiver of any existing breach or default under the Seller Line of Credit, or any breach or default thereunder which could reasonably result from Seller's execution, delivery or performance of this Agreement or any of the Seller Ancillary Agreements; (d) the termination of Seller's right to make further draws or receive additional advances under the Seller Line of Credit as of the Loan Agreement Effective Date; and (e) the agreement of the Factor Lender to Buyer's assumption of the Assumed Line of Credit Liabilities and all of Seller's rights thereunder pursuant to this Agreement upon terms acceptable to Buyer (the "FACTOR LENDER CONSENT"). Seller agrees to enter into and deliver prior to the Closing, and will use its commercially reasonable best efforts to get each lessor under each of the Seller Capital Leases to enter into and deliver prior to the Closing, the agreement of each such lessor, in a form and substance acceptable to Buyer, to Seller's assignment and Buyer's assumption of the Assumed Capital Lease Liabilities pursuant to this Agreement (the "CAPITAL LESSORS' CONSENTS").

    5.12 ADVIS ASSIGNMENT. Promptly following the Agreement Date, Seller shall cause Advis, Inc., a Delaware corporation ("ADVIS"), to execute and deliver to Buyer prior to the Initial Closing an assignment agreement in a form and substance acceptable to Buyer, pursuant to which Advis assigns and transfers to Buyer all of Advis' right, title and interest in and to the Purchased Assets to Buyer free and clear of all Liens, conditioned upon and effective as of the Closing Date (the "ADVIS ASSIGNMENT"). Seller agrees to, and agrees to cause Advis to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Advis Assignment.

                                   ARTICLE 6
                          SELLER STOCKHOLDER APPROVAL

    6.1  SELLER PROXY STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, Seller will prepare, and subject to Buyer's review and approval (which will not be unreasonably withheld), file with the SEC, the Seller Proxy Statement. Each of Buyer and Seller shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Seller Proxy Statement, or in any amendments, revisions or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Seller Proxy Statement. Seller will cause the Seller Proxy Statement to be mailed to its stockholders at the earliest practicable time following the conclusion of SEC review (if any) of the Seller Proxy Statement. Promptly after the date of this Agreement, Seller will promptly prepare and make in a timely manner any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the transactions contemplated by this Agreement or the rules of NASDAQ or any applicable stock exchange (the "OTHER FILINGS").

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        (b) Seller will notify Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant this Section 6.1 and of any request by the SEC or its staff or any other government officials for amendments, revisions or supplements to the Seller Proxy Statement or Other Filings, or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Seller Proxy Statement, the transactions contemplated by this Agreement or any Other Filing. Seller will cause all documents that it is filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Seller will promptly inform Buyer of any event which is required under applicable law or regulation to be set forth in a supplement, revision or amendment to the Seller Proxy Statement or Other Filing.

    6.2  MEETING OF SELLER STOCKHOLDERS.

        (a) Promptly after the Agreement Date, Seller will take all action necessary in accordance with applicable law, Seller's certificate of incorporation and bylaws, each as amended to date, and all Contracts binding on Seller to convene the Seller Stockholders' Meeting (including any adjournments thereof) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 35 days after the clearance by the SEC of the preliminary Seller Proxy Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the transactions contemplated hereby. Subject to Section 6.2(c), Seller will use its commercially reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the transactions contemplated hereby, and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market and applicable law, Seller's certificate of incorporation and bylaws, each as amended to date, and all Contracts binding on Seller, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Seller may adjourn or postpone the Seller Stockholders' Meeting to the extent necessary to ensure that any necessary amendment, revision or supplement the Seller Proxy Statement is provided to Seller's stockholders in advance of a vote on this Agreement and that the approval of the transactions contemplated hereby, or if as of the time for which the Seller Stockholders' Meeting is originally Scheduled (as set forth in the Seller Proxy Statement) there are insufficient shares of Seller's common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholders' Meeting. Seller shall ensure that the Seller Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Seller in connection with the Seller Stockholders' Meeting are solicited, in compliance with applicable law, Seller's certificate of incorporation and bylaws, each as amended to date, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Seller's obligation to call, give notice of, convene and hold the Seller Stockholders' Meeting in accordance with this
Section 6.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Seller of any Seller Acquisition Proposal (as defined in Section 6.3 below) or Seller Superior Offer (as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Seller with respect to this Agreement and the transactions contemplated hereby.

        (b) Subject to Section 6.2(c): (i) the Board of Directors of Seller shall recommend that Seller's stockholders vote in favor of and adopt and approve this Agreement and approve the transactions contemplated hereby at the Seller Stockholders' Meeting; (ii) the Seller Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that Seller's stockholders vote in favor of and adopt and approve this Agreement and the transactions contemplated hereby at the Seller Stockholders' Meeting; and (iii) neither the Board of Directors of Seller nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw,

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amend or modify in a manner adverse to Buyer, the recommendation of the Board of
Directors of Seller that Seller's stockholders vote in favor of and adopt and approve this Agreement and the transactions contemplated hereby.

        (c) Nothing in this Agreement shall prevent the Board of Directors of the Seller from withholding, withdrawing, amending or modifying its recommendation in favor of this Agreement and the transactions contemplated hereby, or from endorsing or recommending a Seller Superior Offer (as defined below) if (i) a Seller Superior Offer is made to the Seller and is not withdrawn, (ii) the Seller shall have provided written notice to Buyer (a "NOTICE OF SELLER SUPERIOR OFFER") advising Buyer that the Seller has received a Seller Superior Offer, summarizing the material terms and conditions of such Seller Superior Offer and identifying the person or entity making such Seller Superior Offer, (iii) Buyer shall not have, within five (5) Business Days of Buyer's receipt of the Notice of Seller Superior Offer, made an offer that the Seller's Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Seller's stockholders as such Seller Superior Offer (it being agreed that the Board of Directors of Seller shall convene a meeting to consider any such offer by Buyer promptly following the receipt thereof),
(iv) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that, in light of such Seller Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would violate the fiduciary duties of the Board of Directors of Seller to Seller's stockholders under applicable law and (v) Seller shall not have violated any of the restrictions set forth in Section 6.3 or any of the provisions of this Section 6.2. Seller shall provide Buyer with at least two
(2) Business Days prior notice (or such lesser prior notice as provided to the members of the Seller's Board of Directors) of any meeting of the Seller's Board of Directors at which Seller's Board of Directors is reasonably expected to consider any Seller Acquisition Proposal (as defined in Section 6.3) to determine whether such Seller Acquisition Proposal is a Seller Superior Offer. Nothing contained in this Section 6.2(c) shall limit the Seller's obligation to hold and convene the Seller Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Seller shall have been withdrawn, amended or modified). For purposes of this Agreement, "SELLER SUPERIOR OFFER" shall mean (a) an unsolicited, bona fide Seller Acquisition Proposal that the Board of Directors of the Seller determines in good faith (after consultation with a financial advisor of national standing) to be substantially more favorable to the Seller stockholders than the sale and purchase of the Purchased Assets and the Consulting Business pursuant to this Agreement and the other transactions contemplated hereby, and (b) which requires by its terms that as a condition to the consummation of the transaction contemplated by such written offer the sale and purchase of the Purchased Assets and the Consulting Business pursuant to this Agreement and the other transactions contemplated hereby be terminated; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Seller Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the good faith determination of the Seller's Board of Directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

    6.3 NO OTHER NEGOTIATIONS. During the Pre-Closing Period, Seller will not, and will not authorize, encourage or permit any director, officer, employee, stockholder, Affiliate or agent of Seller or any attorney, investment banker or other person on Seller's or their behalf (each, a "SELLER REPRESENTATIVE") to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any offer or proposal from any person concerning any Seller Acquisition Proposal (as defined below); (ii) formally consider any inquiry, offer or proposal received from any party concerning any Seller Acquisition Proposal; (iii) furnish any information regarding the Consulting Business or any of the Purchased Assets to any person (other than Buyer) in connection with or in response to any inquiry, offer or proposal for or regarding any such Seller Acquisition Proposal; (iv) participate in any discussions or negotiations with any person (other than Buyer) with respect to any Seller Acquisition Proposal; (v) cooperate with, facilitate or encourage any effort or attempt by any person (other than Buyer) to effect any Seller Acquisition Proposal; or (vi) execute, enter into or become bound by any

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letter of intent, agreement, commitment or understanding between Seller and any person (other than Buyer) that is related to, provides for or concerns any Seller Acquisition Proposal; PROVIDED that Seller will be entitled to respond to such inquiry, offer or proposal by indicating that Seller is not interested in any such Seller Acquisition Proposal; PROVIDED, FURTHER, that Seller may disclose the provisions of this Section 6.3 in response to an unsolicited inquiry from any person or group, and prior to the Seller Stockholder Approvals at the Seller Stockholders' Meeting, this Section 6.3 shall not prohibit Seller from furnishing nonpublic information regarding Seller and its subsidiaries to, or entering into or participating in discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Seller an bona fide unsolicited, written Seller Acquisition Proposal or otherwise consider and evaluate the terms of any such Seller Acquisition Proposal, if the Board of Directors of Seller reasonably concludes (after consultation with a financial advisor of national standing) that such proposal may constitute a Seller Superior Offer if (1) neither Seller nor any Seller Representative nor its subsidiaries shall have violated any of the restrictions set forth in this
Section 6.3, (2) the Board of Directors of Seller concludes in good faith (after consultation with its outside legal counsel) that the failure to take such action would violate the fiduciary obligations of the Board of Directors of Seller to Seller's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions or negotiations with, such person or group, Seller gives Buyer written notice of the identity of such person or group and all of the material terms and conditions of such Seller Acquisition Proposal and of Seller's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Seller receives from such person or group an executed confidentiality agreement containing terms which shall not restrict Seller from complying with its disclosure obligations under this Agreement and which shall otherwise contain customary limitations on the use and disclosure of all non-public information furnished to such person or group or on behalf of the Seller and other terms no less favorable to Seller than those set forth in the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Seller furnishes such nonpublic information to Buyer. Seller has terminated any and all prior discussions, negotiations and considerations of any inquiry, offer or proposal by any third party related to or concerning a Seller Acquisition Proposal. During the Pre-Closing Period, Seller will promptly notify Buyer orally and in writing of any inquiries, offers or proposals received by Seller or its directors, officers, employees, stockholders, affiliates or agents regarding any Seller Acquisition Proposal and will identify the party making the inquiry, offer or proposal and the nature and terms of such inquiry, offer or proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any authorized Seller Representative or any of its subsidiaries shall be deemed to be a breach of this Section 6.3 by Seller.

As used herein, the term "SELLER ACQUISITION PROPOSAL" means any commitment, agreement, arrangement or transaction involving or providing for the possible disposition of any portion of the Purchased Assets or the Consulting Business, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, dividend, tender offer and/or any other form of business combination or disposition.

                                   ARTICLE 7
                    ADDITIONAL COVENANTS OF BUYER AND SELLER

    7.1 POST-CLOSING CONFIDENTIALITY. Seller hereby covenants and agrees with Buyer that, after the Closing or after any termination of this Agreement, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, attorneys, consultants, advisors and agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information concerning the Consulting Business and the Purchased Assets, except to the extent that such information can be shown to have been
(i) previously known on a non-confidential basis by Seller, or (ii) in the public domain through no fault of Seller or its Affiliates. The obligation of Seller and its Affiliates to hold any such information

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in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

    7.2 PAYMENT OF DEBTS. Seller hereby covenants and agrees with Buyer that Seller will use the Closing Cash Consideration to be paid by Buyer to Seller at the Closing for the Purchased Assets to pay off in full and retire (i) at the Closing, the Seller's Retained Liabilities (as defined in Section 3.15) set forth on SCHEDULE 7.2 (which SCHEDULE 7.2 will be updated and delivered by Seller to Buyer at least one (1) Business Day prior to the Closing) (the "CLOSING RETAINED LIABILITIES"), and (ii) the remaining Seller's Retained Liabilities as promptly as practicable following the Closing (which payments shall in any event be made within 30 days of the Closing and before any of such Retained Liabilities become due; PROVIDED that any payment of Retained Liabilities owed to an Affiliate need only be paid when such liabilities are due). Seller further covenants and agrees with Buyer that Seller shall not use any portion of such cash payment from Buyer for any purpose other than the payment and retirement of Retained Liabilities until all material Retained Liabilities have been paid or satisfied in full. In particular, Seller covenants and agrees that Seller shall not transfer any portion of such cash payment to
(i) any Person who is not owed Retained Liabilities, or (ii) any Affiliate of Seller (even if owed Retained Liabilities, such as any amounts owing to the Lender), until all other Retained Liabilities have been paid off in full. Buyer hereby covenants and agrees with Seller that Buyer will use Closing Cash Consideration to the extent necessary to pay off in full and retire at the Closing the Seller Closing Liabilities, and following the Closing Buyer will promptly pay or perform the Assumed Liabilities.

    7.3  BEST EFFORTS; FURTHER ASSURANCES.

        (a) On the terms and subject to the conditions of this Agreement, Buyer and Seller will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including removing any Liens on any of the Purchased Assets (other than Permitted Liens). Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Seller Ancillary Agreements (including, but not limited to, termination statements and UCC Forms), and to vest in Buyer good and marketable title to the Purchased Assets, and to enable Buyer to operate the Consulting Business following the Closing in substantially the same manner as operated by Seller immediately prior to the Initial Closing, including but not limited to the release to Buyer of any Consulting Business Receivables securing the Seller Line of Credit. Following the Closing, in the event that Seller receives any payments or notices from any Seller Customers or in respect of any Consulting Business Receivables Seller agrees to (i) promptly notify Buyer of the same; (ii) hold such payments and notices in trust for the benefit of Buyer, and
(iii) immediately turn over and deliver to Buyer such payments (in whatever form received and with proper endorsement or assignment) and any notices; PROVIDED that any payments received by Seller in respect of any Assigned Receivables (as defined in Section 12.2 below) may be retained by Seller. Seller will have no right or interest in or to any payments received by it in respect of any Consulting Business Receivables (other than Assigned Receivables), and Buyer will have the right to endorse Seller's name on all payments received in respect of any Consulting Business Receivables (other than Assigned Receivables).

        (b) Subject to Seller's right to retain Seller-Retained Rights, conditioned on and effective as of the Closing, Seller hereby constitutes and appoints, effective as of the date hereof, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets or to remove any Lien pending against the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.

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Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

    7.4 WATERTOWN LEASE, ASSUMPTION OF SELLER OPERATING LEASES AND INTERIM OPERATING AGREEMENTS.

        (a) Watertown Lease.The parties acknowledge that it is their mutual intention and objective that Buyer enter into, prior to the Initial Closing (as defined in the Preamble to Article 10), a separate lease covering that portion of the Watertown Premises consisting of a portion of the third floor of the Watertown Facility (the "REQUIRED PREMISES"), at a rent and on other terms and conditions that are acceptable to Buyer in its sole discretion (the "BUYER'S LEASE"). Upon the Agreement Date, Seller agrees to use its diligent good faith efforts to cooperate with Buyer to initiate and conduct discussions with the Landlord (and if necessary, the master lessor) of the Watertown Facility in order to enable Buyer and the Landlord to enter into the Buyer's Lease prior to the Initial Closing. The Parties will also, in connection with Buyer's attempt to secure the Buyer's Lease, attempt in good faith to negotiate with the Landlord and enter into a release agreement, in a form and substance reasonably acceptable to Buyer and Seller, releasing Buyer and Seller from any and all Liabilities incurred or arising under the Watertown Lease for periods prior to and including the effectiveness of the Buyer's Lease (the "WATERTOWN LEASE RELEASE"). Upon the effectiveness of the Buyer's Lease and the Watertown Lease Release, Buyer shall promptly take possession of the Required Premises. Notwithstanding the foregoing, Buyer shall have no obligation to enter into the Buyer Lease or the Waterhouse Lease Release, or to agree to any particular terms, conditions or rent under any lease agreement for the lease of any part of the Watertown Premises or to lease any space in the Watertown Facility.

        (b) Assumption of Seller Operating Leases.Upon the effectiveness of the Buyer's Lease, Seller shall transfer and assign, and Buyer shall accept and assume the operating leases of Seller (the "SELLER OPERATING LEASES") set forth on SCHEDULE 7.4(B) hereto and the liabilities of Seller outstanding as of the date of transfer and assignment under the Seller Operating Leases (the "ASSUMED OPERATING LEASE LIABILITIES"). In the event that any Seller Operating Leases are in the name of an Affiliate of Seller (including a Subsidiary of Seller), Seller shall promptly cause such party to assign such Seller Operating Lease to Buyer. Upon the effectiveness of the assignment of any Seller Operating Lease to Buyer, Seller agrees to promptly deliver, and to cause any Affiliate of Seller to promptly deliver, possession and control of any equipment or personal property covered by such Seller Operating Lease, all of which is in good working order and condition (subject to normal wear and tear). Seller agrees to enter into and deliver prior to the assignment of the Seller Operating Leases pursuant to this
Section 7.4(b), and will use its commercially reasonable best efforts to cause each lessor under each of the Seller Operating Leases to enter into and deliver prior to the assignment of the Seller Operating Leases pursuant to this
Section 7.4(b), the approval and agreement of each such lessor, in a form and substance acceptable to Buyer, to Buyer's assumption of the Seller Operating Leases and the Assumed Operating Lease Liabilities pursuant to this Agreement. Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order expeditiously assign and transfer the Seller Operating Leases to Buyer.

        (c) Management Services Agreement and Loan Agreement. It is the mutual intent of the Parties that upon the Initial Closing the Management Services Agreement will become effective and Buyer will be available to provide services to and on behalf of Seller pursuant to the terms and conditions thereof. It is the mutual intent of the Parties that upon the Initial Closing and after SEC review, if any, and Seller's mailing of the Seller Proxy Statement to stockholders of Seller (the "LOAN AGREEMENT EFFECTIVE DATE"), the Loan Agreement will become effective subject to the terms and conditions thereof.

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    7.5  BOOKS AND RECORDS; PERSONNEL.  At all times after the Closing Date,
Seller shall allow Buyer and any agents of Buyer, upon reasonable advance notice to Seller, access to all Books and Records retained by Seller and the personnel of Seller, to the extent necessary in connection with (i) the preparation, audit or review of any financial statements required to be prepared, filed or furnished pursuant to the Securities Act, the Exchange Act or the rules and regulations of the SEC promulgated thereunder or any other applicable laws (including any applicable Canadian securities law or exchange requirements),
(ii) Tax returns (including those necessary to establish Tax credits) or audits, or reports to or filings with any Governmental Authority, or (iii) preparation for, existing or future arbitration or litigation or employment or other matters, in each case during normal business hours at Seller's principal place of business or at any location where such Books and Records are stored, and Buyer shall have the right, at its cost, to make copies of any such Books and Records.

    7.6 CERTAIN FILINGS. Seller and Buyer shall cooperate with and assist each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or desirable, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

    7.7 NON-COMPETE. As a material inducement and consideration for Buyer to enter into this Agreement, for a period of three (3) years from and after the Closing Date (the "RESTRICTED PERIOD"), Seller shall not without the prior written consent of Buyer or within North America, directly or indirectly, carry on any business, or own (in whole or in part), operate, manage, advise, assist or lend funds to or invest, in any manner with, any Person which competes, or intends to compete, in whole or in part, directly or indirectly, with (i) the Consulting Business, or (ii) the business of Buyer and any Subsidiary or parent company of Buyer as presently conducted as of the Closing; PROVIDED that Seller may use, transfer, sell or otherwise obtain the benefit of any net operating losses held by it as of the Closing Date. During the Restricted Period, Seller further agrees not to solicit, interfere with, disrupt or attempt to disrupt the relationship between Buyer, or any Subsidiary or parent company of Buyer, and any third party, including without limitation contacting or soliciting any Seller Customers or Transferred Employee or knowingly contacting or soliciting any customer, supplier or employee of Buyer or any Subsidiary or parent company of Buyer, and not to endorse or promote any products or services which are competitive with the Consulting Business or the business of Buyer or any Subsidiary or parent company of Buyer as presently conducted as of the Closing. In the event of a breach of any of the covenants set forth in this Section 7.7, Seller agrees that the damage to Buyer would be irreparable and that Buyer shall be entitled to an injunction against the Seller restraining such breach in addition to any other remedies provided by law or equity. In the event that any covenant in this Section 7.7 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, the parties agree and understand that such covenant shall not be voided but rather shall be construed to impose limitations upon Seller's activities no greater than allowable under then applicable law. Nothing contained in this Section 7.7 shall be deemed to modify or limit any terms or conditions of any of the Employment Agreements.

    7.8 ASSISTANCE. Seller shall reasonably assist and cooperate with the efforts of Buyer and its accountants and auditors to prepare, review or audit any financial statements (including but not limited to pro forma financial statements) that Buyer may from time to time be required to prepare, file or furnish pursuant to any applicable Canadian securities laws or exchange requirements, the Securities Act, the Exchange Act, the rules and regulations of the SEC promulgated thereunder, any rules or regulations of the Toronto Stock Exchange, NASDAQ or other stock exchange, or under any other applicable laws.

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    7.9  CONSENTS.  Following the Closing, Seller shall, at its own expense, use its good faith commercially reasonable best efforts to assist and cooperate
Buyer in promptly obtaining any and all Required Consents of third parties and any other authorizations, approvals and consents of any Governmental Authority or other party required or deemed desirable by Buyer in connection with the Agreement and the Seller Ancillary Agreements that have not been obtained at or prior to the Initial Closing or the Closing, and to transfer and vest all right, title and interest in the Purchased Assets in Buyer.

                                   ARTICLE 8
                                  TAX MATTERS

    8.1 TAXES. Seller shall be responsible for, and shall promptly pay in full, any and all Taxes that may be incurred by Seller or any Affiliate of Seller in connection with the sale and transfer of the Purchased Assets contemplated by this Agreement, including, without limitation, any recordation, transfer, documentary taxes and fees, stamps and any sales, use, excise and value added taxes (collectively, "TRANSACTION TAXES"). Seller shall be responsible for preparing and filing any Tax return relating to such Transaction Taxes and shall promptly provide a copy of such Tax return to Buyer. Buyer, on the one hand and Seller, on the other hand, agree to reasonably cooperate in lawful efforts to minimize the amount of any such Transaction Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms with respect to all such Transaction Taxes, including any available pre-Closing filing procedures.

    8.2 STRADDLE PERIODS. All property taxes, personal property taxes and similar AD VALOREM obligations in respect of the Purchased Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date ("STRADDLE PERIODS") shall be prorated as of the Closing Date. Seller's estimated accrued liability at the Closing for any of the above-described Taxes and charges that are due and payable after the Closing Date shall be withheld from Closing Cash Consideration by Buyer at the Closing. Buyer shall prepare and file, or shall cause to be prepared and filed, on a timely basis, all Straddle Period tax returns. Buyer shall provide each Straddle Period Tax return to Seller for review not less than ten (10) business days in advance of the due date thereof (which return shall be subject to Seller's approval not to be unreasonably withheld), and Buyer shall pay Seller's prorated portion of the tax shown to be due on each such return not less than five (5) business days before the due date of such payment; PROVIDED that in the event that Buyer has not withheld from the Closing Cash Consideration an amount which is sufficient to fully pay Seller's prorated portion of the Tax due on such return, then upon notice from Buyer Seller shall promptly pay Buyer such amount. Buyer agrees to promptly return to Seller any portion of the Closing Cash Consideration retained by it pursuant to this Section 8.2 not used to pay Seller's prorated portion of such Taxes for a Straddle Period.

    8.3 OTHER TAXES. Except as provided in Section 8.2 above, (i) Seller shall be responsible for and shall pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) ending on or prior to the Closing Date, and (ii) Buyer shall be responsible for and shall pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) ending after the Closing Date.

    8.4 TREATMENT OF INDEMNITY PAYMENTS. All payments (i) made by Seller to or for the benefit of Buyer pursuant to any indemnification obligations of Seller under this Agreement and (ii) made by Buyer to or for the benefit of Seller pursuant to any indemnification obligations of Buyer under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

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                                   ARTICLE 9
                               EMPLOYEE BENEFITS

    9.1  EMPLOYEES, CONSULTANTS AND OFFERS BY BUYER.

        (a) Seller will use its best commercial efforts to cooperate with Buyer to ensure that the Seller employees listed on SCHEDULE 9.1(A) hereto (the "SELLER EMPLOYEES") enter into mutually acceptable employment arrangements pursuant to general terms of employment set forth on such SCHEDULE 9.1(A) and the employment offer letter in substantially the form attached hereto as EXHIBIT F (the "EMPLOYMENT OFFER LETTER"), and a confidentiality and invention assignment agreement acceptable to Buyer, with Buyer, prior to the Initial Closing.

        (b) Seller will use its best commercial efforts to cooperate with Buyer to ensure that the Seller key management employees listed on SCHEDULE 9.1(B) hereto (the "SELLER KEY MANAGEMENT EMPLOYEES") enter into mutually acceptable employment arrangements pursuant to general terms of employment set forth on such SCHEDULE 9.1(B) and the Employment Offer Letter or the employment and non-competition agreement in substantially the form attached hereto as EXHIBIT G (the "EMPLOYMENT AGREEMENT"), as provided on such Schedule, and a confidentiality and invention assignment agreement acceptable to Buyer, with Buyer, prior to the Initial Closing.

        (c) On or prior to the Initial Closing, Buyer shall make offers of employment and/or consulting positions to the Seller Employees and the Seller Key Management Employees, and certain other employees and consultants in the Consulting Business that are selected by Buyer in its sole and absolute discretion; PROVIDED, that Buyer may terminate at any time after the date of hire of such employees or consultants (the "TRANSFERRED EMPLOYEE HIRE DATE"), with or without notice or cause the services of any individual who accepts such offer of employment or service. Any such offers shall be at such pay and/or benefit levels in accordance with Buyer's standard hiring employment and consultant practices and shall be for "at will" employment. The Seller Key Management Employees and certain other key employees and consultants will be required by Buyer to execute such non-competition and non-solicitation or similar agreements as Buyer deems appropriate. The employees and consultants of Seller who accept and commence service with Buyer are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES" (such definition is used for ease of reference and is not intended to suggest that any consultant is an employee of Seller or Buyer). As of the Transferred Employee Hire Date, Seller will cooperate in an orderly transfer of service, will transfer all service and personnel records for Transferred Employees and will not take, and will cause each of its Affiliates or Subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees. Except for Buyer's assumption of the Assumed Vacation Liabilities as of the Transferred Employee Hire Date, Buyer shall not assume responsibility for any Transferred Employee until such person commences service with Buyer. Buyer shall not assume any employment contract or arrangement between Seller and any Transferred Employees or any obligation or liability of Seller thereunder, all of which contracts, arrangements and related obligations shall be retained by Seller. Seller hereby consents to the offers of employment and service by Buyer and the hiring of the Transferred Employees by Buyer following the Agreement Date and the Initial Closing Date, and waives and hereby releases, with respect to the employment or engagement by Buyer of such Transferred Employees, any claims, causes of action or rights Seller or its Affiliates may have against Buyer or any Affiliate of Buyer or any such Transferred Employee arising from or in any way related to the Buyer's hiring, and employment of, any Transferred Employee, including but not limited to claims, causes of action or rights arising under any non-competition, non-solicitation, assignment of inventions, confidentiality or employment agreement to the extent such Transferred Employees are performing services for Buyer, regardless of whether the transactions contemplated by this Agreement are actually consummated. This Section 9.1(c) shall survive the termination of this Agreement.

    9.2  SELLER'S EMPLOYEE BENEFIT PLANS.

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        (a) Seller shall retain all obligations and liabilities under the
Employee Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, Seller shall retain all Liabilities in respect of claims made and benefits accrued as of and including the Transferred Employee Hire Date by Transferred Employees under the Employee Plans, and neither Buyer nor any of its Affiliates shall have any Liability with respect thereto. No assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates, except that at the request of a Transferred Employee, and to the extent permitted by applicable law or regulation, Seller will perform and undertake all acts as may be necessary to rollover or otherwise transfer the vested interests of such Transferred Employee in any qualified or non-qualified pension or Section 401(k) plans of Seller to a defined contribution plan established by Buyer ("BUYER'S DC PLAN") or to an individual retirement account designated by such Transferred Employee, PROVIDED, HOWEVER, that any direct rollover to the Buyer's DC Plan will be subject to the policies and procedures of Buyer with respect to direct rollovers generally except that to the extent that a Transferred Employee transfers a loan obligation to Buyer's DC Plan, Buyer's DC Plan shall continue to accept repayments of such loan amounts and shall otherwise administer such loans in accordance with their terms and ERISA until such loan amounts are repaid or are foreclosed upon. Accrued benefits or account balances of Transferred Employees under the Employee Plans shall be fully vested as of the Transferred Employee Hire Date.

        (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall be liable for and obligated to pay and indemnify and hold Buyer and its Affiliates harmless from any and all expenses, contracts, agreements, commitments, obligations, claims, suits, and other Liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed of contingent or arising hereafter, directly or indirectly
(i) arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such Liability relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Transferred Employee Hire Date, (ii) arising under any worker's compensation arrangement to the extent such Liability relates to any period prior to the Transferred Employee Hire Date, including Liability for any retroactive worker's compensation premiums attributable to such period (iii) arising under the Employee Plans to the extent any such Liability relates to the period prior to the Transferred Employee Hire Date, and (iv) severance obligations, if any, due a Transferred Employee or any employee of Seller as a result of or in connection with the transactions contemplated by this Agreement under any severance plan of Seller or any of its Affiliates; PROVIDED, that the foregoing shall not alter Buyer's obligations with respect to the Assumed Vacation Liabilities as provided in Section 2.3(c). Seller shall be responsible for any COBRA coverage and coverage continuation notices required to be provided with respect to any employees and former employees terminated by Seller, and Buyer shall be responsible for such matters with respect to any Transferred Employees terminated by Buyer after the Transferred Employee Hire Date.

    9.3 COMPENSATION; CONTRACTUAL OBLIGATIONS. Seller shall be liable for and obligated to pay and indemnify and hold Buyer and its Affiliates harmless from any and all expenses, contracts, agreements, commitments, obligations, claims, suits, and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent or arising hereafter, directly or indirectly, with respect to (i) the employment with Seller or termination of employment with Seller of any current or future employee or consultant of Seller or any of its Affiliates, including without limitation Transferred Employees, whether in connection with the transactions contemplated hereby or otherwise;
(ii) any claims of discrimination, harassment or wrongful termination under state or federal law provided such claims arise from an employee's employment or service with or termination by Seller; (iii) any other claims or obligations arising out of the terms and conditions of employment (including under any employment agreement with Seller or the payment of benefits to employees or their benefits under any Employee Plan), of any person by Seller or its Affiliates or associated with the Consulting Business, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; (v) any duties or obligations of Seller or administrators under any existing or future Employee Plans or any employment agreement of Seller or other employee benefit plans of Seller or any of its Affiliates; or (vi) any present or future obligations or liabilities of Seller or any of its Affiliates to prior, existing or future employees of Seller or any of its Affiliates, whether or not specifically described in this Article 9.

    9.4 BUYER BENEFIT PLANS. Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Seller, as required by applicable law (including Section 401 ET SEQ. of the Code) and otherwise for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Transferred Employee Hire Date. Buyer will give each Transferred Employee credit for service with Seller for purposes of determining the level of vacation benefit to which such Transferred Employee is eligible under Buyer vacation policy.

    9.5 EMPLOYMENT TAXES. Seller shall be responsible for any withholding or employment Taxes with respect to any of the Transferred Employees which accrue, arise from or become payable during the period of such person's employment or service with Seller or arise out of the termination of such person's employment or service with Seller, and shall indemnify and hold Buyer harmless against the same. Seller shall be responsible for filing all federal, state and local employment Tax returns with respect to such Transferred Employees attributable to periods of employment or service with Seller.

    9.6 NO SOLICITATION OF FORMER EMPLOYEES. For a period of three (3) years after the Closing Date, Seller shall not solicit or encourage, directly or indirectly any Transferred Employee to terminate his employment with Buyer or to become an employee of or consultant to Seller, without the prior written consent of Buyer; provided, that, notwithstanding the foregoing, Seller may at any time make general solicitations for employment to persons, including Transferred Employees. General solicitations shall include any solicitations for employment by Seller that is not targeted primarily to one or more of the Transferred Employees.

    9.7 NO THIRD PARTY BENEFICIARIES. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Affiliates in respect of continued employment (or resumed employment) with either Buyer or the Consulting Business or any of their Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation or restriction on any rights to amend, modify or terminate after the Transferred Employee Hire Date or the Closing Date any such plans or arrangements of Buyer or any of its Affiliates, or to terminate the employment of any Transferred Employee.

    9.8 WARN ACT. In the event that Seller effects a reduction or cessation of the operations or workforce prior to or subsequent to the Initial Closing Date, Seller shall perform and undertake all acts as may be necessary to comply with the applicable provisions of the WARN Act (as defined in Section 3.26 hereof) and laws or if such acts are not performed, pay and perform all liabilities and penalties under the WARN Act (including any liabilities with regard to any Transferred Employees).

                                   ARTICLE 10
                         CONDITIONS TO INITIAL CLOSING

    10.1 INITIAL CLOSING. The initial closing (the "INITIAL CLOSING") will have occurred upon the date (the "INITIAL CLOSING DATE") on which all of the conditions to the Initial Closing set forth in Section 10.2 and Section 10.3 are either satisfied or waived in writing by the appropriate party prior to such Initial Closing.

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    10.2  CONDITION TO OBLIGATION OF BUYER.  The obligation of Buyer to consummate the Initial Closing is subject to the satisfaction (or waiver in writing by Buyer prior to Initial Closing) of the following further conditions:

        (a) Seller Covenants; Representations and Warranties. (i) Seller shall have performed in all material respects all of its covenants and obligations in this Agreement required to be performed by it on or prior to the Initial Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) as of the Initial Closing, with the same force and effect as if made as of the Initial Closing (other than such representations and warranties that are expressly made as of another date) and (iii) Buyer shall have received a certificate dated as of the date of the Initial Closing, and signed by an authorized executive officer of Seller to the foregoing effect.

        (b) No Material Adverse Change. From the Balance Sheet Date until the date of the Initial Closing, there will have been no Material Adverse Change and Buyer will have received a certificate to such effect, dated as of the date of the Initial Closing, signed by an authorized executive officer of Seller.

        (c) Corporate Approvals. This Agreement and the transactions contemplated hereby, including the sale and transfer of the Purchased Assets by Seller to Buyer on the terms and conditions set forth herein, shall have been duly and validly approved and adopted by the written consent or vote of Seller's Board of Directors.

        (d) No Litigation. There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority,
(i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Purchased Assets, the Consulting Business or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Purchased Assets, the Consulting Business or other assets of Buyer or any of its Affiliates or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Purchased Assets.

        (e) No Legal Restraints. There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any Governmental Authority that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in clauses 10.2(d)(i) and 10.2(d)(ii) above.

        (f) Buyer's Lease and Seller Operating Leases. Buyer and the Landlord shall have entered into and delivered the Buyer's Lease and the Watertown Lease Release. Seller shall have transferred and assigned to Buyer, and Buyer shall have assumed the Seller Operating Leases pursuant to Section 7.4(b) hereof.

        (g) Required Consents. Seller shall have received and delivered to Buyer all Required Consents listed on SCHEDULE 10.2(G) hereto, and all required consents, authorizations or approvals from any Governmental Authorities, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

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
        (h) TRANSFERRED EMPLOYEES. At least ninety percent (90%) of the Seller Employees identified on SCHEDULE 9.1(A) attached hereto shall have accepted employment with Buyer and executed and delivered to Buyer the Employment Offer Letter, and all of the Seller Key Management Employees identified on
SCHEDULE 9.1(B) attached hereto and executed and delivered to Buyer the Employment Agreement or the Employment Offer Letter as reflected on such
SCHEDULE 9.1(B).

        (i) SELLER CLOSING CONSENTS; ADVIS ASSIGNMENT. The Mengwall Loan Consent Agreement shall have been executed and delivered to Buyer by Seller and the Lender, and shall be in effect and binding on the parties thereto, subject to the terms and conditions set forth therein. The Factor Lender Consent shall have been executed and delivered to Buyer by Seller and the Factor Lender, and shall be in effect and binding on the parties thereto. Each of the Capital Lessors' Consents shall have been executed by each of the lessors under the Seller Capital Leases, and shall be in effect and binding on the parties thereto, subject to the terms and conditions set forth therein. Buyer shall have received the Advis Assignment duly executed by Advis.

        (j) SELLER LEASE AGREEMENTS. The real property leases for the property located at (i) 175 Federal Street, Boston, MA, and (ii) 1776 On the Green, 67 Park Place, Morristown, NJ (the "SELLER LEASE AGREEMENTS") shall have been terminated under terms and conditions reasonably acceptable to Buyer and Seller, and each of the lessors thereunder shall have released all claims against Seller relating to any and all Liabilities incurred or arising under the applicable Seller Lease Agreement for periods prior to and including the effective termination date thereof, it being acknowledged by the Parties that Buyer is not assuming any Liability or other obligation under the Seller Lease Agreements in connection with this Agreement or the transactions contemplated by this Agreement.

    10.3 CONDITION TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Initial Closing is subject to the satisfaction (or waiver in writing by Seller prior to Closing) of the following further conditions:

        (a) BUYER COVENANTS; REPRESENTATIONS AND WARRANTIES. (i) Buyer shall have performed in all material respects all of its covenants and obligations in this Agreement required to be performed by it on or prior to the Initial Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) as of the Initial Closing, with the same force and effect as if made as of the Initial Closing (other than such representations and warranties that are expressly made as of another date) and (iii) Seller shall have received a certificate dated as of the date of the Initial Closing, and signed by an authorized executive officer of Buyer to the foregoing effect.

        (b) BUYER'S LEASE. Buyer and the Landlord shall have entered into and delivered the Buyer's Lease and the Watertown Lease Release.

                                   ARTICLE 11
                             CONDITIONS TO CLOSING

    11.1 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or waiver in writing by each Party prior to Closing) of the following condition:

        (a) COMPLIANCE WITH LAW. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

        (b) SELLER STOCKHOLDER APPROVALS. The Seller Stockholder Approvals shall have been validly obtained.

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    11.2  CONDITIONS TO OBLIGATION OF BUYER.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver in writing by Buyer prior to Closing) of the following further conditions:

        (a) SELLER COVENANTS; REPRESENTATIONS AND WARRANTIES. (i) Seller shall have performed in all material respects all of its covenants and obligations in this Agreement required to be performed by it on or prior to the Closing Date, except where the failure to so perform could not be expected to result in a Closing Material Adverse Effect, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties that are expressly made as of another date), except where the failure of a representation or warranty to be true and correct could not be expected to result in a Closing Material Adverse Effect and (iii) Buyer shall have received a certificate dated as of the date of the Closing, and signed by an authorized executive officer of Seller to the foregoing effect.

        (b) NO CLOSING MATERIAL ADVERSE EFFECT. From the Balance Sheet Date until the date hereof, there will have been no Closing Material Adverse Effect and Buyer will have received a certificate to such effect, dated as of the date of the Closing, signed by an authorized executive officer of Seller.

        (c) CORPORATE APPROVALS. This Agreement and the transactions contemplated hereby, including the sale and transfer of the Purchased Assets by Seller to Buyer on the terms and conditions set forth herein, shall have been duly and validly approved and adopted by the written consent or vote of Seller's Board of Directors.

        (d) NO LITIGATION. There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority,
(i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Purchased Assets, the Consulting Business or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Purchased Assets, the Consulting Business or other assets of Buyer or any of its Affiliates or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Purchased Assets.

        (e) NO LEGAL RESTRAINTS. There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any Governmental Authority that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in clauses 11.2(d)(i) and 11.2(d)(ii) above.

        (f) SELLER'S COUNSEL LEGAL OPINIONS. Buyer shall have received the opinion letter of McDermott, Will & Emery, counsel to Seller dated the date of the Closing, substantially in the form of EXHIBIT H attached hereto.

        (g) INTELLECTUAL PROPERTY LICENSE AGREEMENT. Seller shall have duly executed and delivered to Buyer the Intellectual Property License Agreement between Seller and Buyer substantially in the form of EXHIBIT I attached hereto (the "LICENSE AGREEMENT").

        (h) BUYER'S LEASE AND SELLER OPERATING LEASES. Buyer and the Landlord shall have entered into and delivered the Buyer's Lease and the Watertown Lease Release. Seller shall have transferred and assigned to Buyer, and Buyer shall have assumed the Seller Operating Leases pursuant to Section 7.4(b) hereof.

        (i) REQUIRED CONSENTS. Seller shall have received all Required Consents listed on SCHEDULE 10.2(G) hereto, and all required consents, authorizations or approvals from any Governmental

                                      A-49
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Authorities, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

        (j) INTELLECTUAL PROPERTY ASSIGNMENTS. Seller shall have executed and deliver to Buyer (i) assignments from Seller to Buyer of all registered and unregistered trademarks and service marks included in the Purchased Assets, duly executed on behalf of Seller by a duly authorized officer of Seller and notarized, and in a form acceptable for recording with the United States Patent and Trademark Office and in substantially the form of the Trademark Assignment attached hereto as EXHIBIT J (the "TRADEMARK ASSIGNMENT"); and (ii) assignments from Seller to Buyer of all Internet domain names, URLs and registrations thereof that are included in the Purchased Assets, executed on behalf of Seller by a duly authorized officer of Seller and notarized, in substantially the form of the Domain Name Assignment in attached hereto as EXHIBIT K (the "DOMAIN NAME ASSIGNMENT").

        (k) ESTIMATED CLOSING BALANCE SHEET. Seller shall have timely delivered to Buyer the Estimated Closing Balance Sheet and the Estimated Closing Balance Sheet Certificate executed by the Chief Financial Officer of Seller.

        (l) SELLER CLOSING SCHEDULES. Buyer shall have received
(i) SCHEDULE 2.1(F) (update as of the Closing Date), (ii) SCHEDULE 2.3(A) updated as of the Closing Date, (iii) SCHEDULE 2.3(C) updated as of the Initial Closing Date, (iv) SCHEDULE 2.3(D) updated as of the Closing Date,
(v) SCHEDULE 2.3(E) updated as of the Closing Date, (vi) SCHEDULE 2.3(F) updated as of the Closing Date, (vii) SCHEDULE 2.3(G) updated as of the Closing Date,
(viii) SCHEDULE 2.6(A)(II) updated as of the Closing Date,
(ix) SCHEDULE 3.13(B) updated as of the Closing Date, (x) SCHEDULE 3.13(C) updated as of the Closing Date, and (xi) SCHEDULE 7.2, updated as of the Closing Date.

        (m) DISCHARGE OF LIENS. All Liens (other than Permitted Liens) on or pertaining to the Purchased Assets (other than Liens constituting Assumed Liabilities) shall have been fully discharged or terminated by Seller, and Buyer shall have received written documentation which reasonably confirms the same.

        (n) SELLER CLOSING CONSENTS, ADVIS ASSIGNMENT. The Mengwall Loan Consent Agreement shall have been executed and delivered to Buyer by Seller and the Lender, and shall be in effect and binding on the parties thereto. The Factor Lender Consent shall have been executed and delivered to Buyer by Seller and the Factor Lender, and shall be in effect and binding on the parties thereto. Each of the Capital Lessors' Consents shall have been executed by each of the lessors under the Seller Capital Leases, and shall be in effect and binding on the parties thereto. Buyer shall have received the Advis Assignment duly executed by Advis.

        (o) SELLER CLOSING DELIVERABLES. Seller shall have delivered to Buyer the documents and items to be delivered to Buyer Seller as provided in
Section 2.6(b).

    11.3 CONDITIONS TO OBLIGATION OF SELLER. THE OBLIGATION OF SELLER TO CONSUMMATE THE CLOSING IS SUBJECT TO THE SATISFACTION (OR WAIVER IN WRITING BY SELLER PRIOR TO CLOSING) OF THE FOLLOWING FURTHER CONDITIONS:

        (A) BUYER COVENANTS; REPRESENTATIONS AND WARRANTIES. (i) Buyer shall have performed in all material respects all of its covenants and obligations in this Agreement required to be performed by it on or prior to the Closing Date,
(ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties that are expressly made as of another date) and (iii) Seller shall have received a certificate dated as of the date of the Closing, and signed by an authorized executive officer of Buyer to the foregoing effect.

        (b) INTELLECTUAL PROPERTY AND WEB SITE LICENSE AGREEMENT. Buyer shall have executed and delivered to Seller the License Agreement between Seller and Buyer attached hereto.

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
        (c) BUYER'S LEASE. Buyer and the Landlord shall have entered into and delivered the Buyer's Lease and the Watertown Lease Release.

        (d) BUYER CLOSING DELIVERABLES. Buyer shall have paid the Closing Cash Consideration to Seller and delivered the other documents to be delivered to Seller by Buyer as provided in Section 2.6(a).

                                   ARTICLE 12
                           SURVIVAL; INDEMNIFICATION

    12.1 SURVIVAL. The representations and warranties of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing.

    12.2  INDEMNIFICATION.

        (a) SELLER INDEMNIFICATION. Subject to the limitations set forth in this
Article 12, Seller hereby indemnifies Buyer and any present or future officer, director, employee, Affiliate, stockholder or agent of Buyer (collectively, the "BUYER INDEMNITEES") against and agree to hold each of them harmless from any and all damage, loss, liability, fine, penalty and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (reduced by the actual Tax benefit claimed by a Party as a result thereof, such Tax benefit being determined after taking into account the effect of recovery under this
Article 12 and calculated at such Party's incremental effective rate of Tax) ("DAMAGES") incurred or suffered by Buyer or any other Buyer Indemnitees arising out of or related to:

            (i) any misrepresentation or breach of a representation, warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement or any Seller Ancillary Agreement;

            (ii) any Consulting Business Receivables which are (1) reasonably determined by Buyer to be uncollectable prior to the First Release Date (as defined below), or (2) following the First Release Date and prior to the Second Release Date (as defined below) are reasonably determined by Buyer to be uncollectable or are uncollected;

            (iii) any Excluded Asset or any Excluded Liability or any Retained Liability;

            (iv) any Liability arising from any demand, claim, debt, suit, cause of action or proceeding made or asserted by a stockholder, creditor, receiver, or trustee in bankruptcy of Seller, or of the property or assets of either, asserting that the transfer of the Purchased Assets to Buyer hereunder or the transaction contemplated by this Agreement constitutes a fraudulent conveyance, fraudulent transfer or a preference or similar claim under any applicable state or federal law, including but not limited to the United States Bankruptcy Code ("SOLVENCY CLAIMS");

            (v) any Liabilities or obligations to or claims by any stockholders of Seller arising from or related to the consummation of the transactions contemplated hereby ("STOCKHOLDER CLAIMS"); and

            (vi) any Liability arising from any and all Transaction Taxes payable by Seller pursuant to Section 8.1.

In the event that Buyer has fully set-off against the Deferred Amount in respect of any Consulting Business Receivables determined by it to be uncollected or uncollectable pursuant to a Claim for indemnification under
Section 12(a)(ii) above, then following such recovery and upon written notice from Seller, Buyer will promptly assign to Seller such Consulting Business Receivables ("ASSIGNED RECEIVABLES"). Buyer further agrees to promptly remit to Seller any payment received by it in respect of any Assigned Receivables. The Parties agrees to execute such documents and assignments as may be necessary to carry into effect the effect and intent of this provision of Section 12.2(a).

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        (b) BUYER INDEMNIFICATION. Subject to the limitations set forth in this
Article 12, Buyer hereby indemnifies Seller and any present or future officer, director, employee, Affiliate, stockholder or agent of Seller (collectively, the "SELLER INDEMNITEES") against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any other Seller Indemnitees arising out of or related to (i) any misrepresentation or breach of a representation, warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any Buyer Ancillary Agreement (including a misrepresentation or breach of Buyer under Section 2.7 of this Agreement), or
(ii) any Assumed Liabilities.

    12.3  LIMITATIONS ON INDEMNIFICATION OBLIGATIONS.

        (a) BASKET. In no event shall Seller incur any liability for indemnification under this Article 12 unless and until the aggregate amount of all Damages incurred by any Buyer Indemnitees for which such Buyer Indemnitees seek indemnification under Section 12.2(a) hereof exceeds the cumulative aggregate amount of Fifty Thousand United States Dollars (U.S.$50,000); PROVIDED, HOWEVER, that when the aggregate amount of all such Damages incurred by any Buyer Indemnitees exceeds Fifty Thousand Dollars ($50,000), then Seller shall thereafter be liable for all Damages (including the such Fifty Thousand United States Dollars (U.S.$50,000) of such Damages); PROVIDED, FURTHER, that the foregoing limitation shall not apply to any claims arising from or related to (i) intentional misrepresentation or fraud (including fraudulent concealment), (ii) any Excluded Asset or Excluded Liabilities, (iii) any Solvency Claims or Stockholder Claims, or (iv) a misrepresentation or breach of a representation, warranty or covenant of Seller arising under Sections 2.6(b),
2.7 or 3.13(a) of this Agreement (collectively, "SPECIAL SELLER CLAIMS"). In no event shall Buyer incur any liability for indemnification under this Article 12 unless and until the aggregate amount of all Damages incurred by any Seller Indemnitees for which such Seller Indemnitees seek indemnification under
Section 12.2(b) hereof exceeds the cumulative aggregate amount of Fifty Thousand United States Dollars (U.S.$50,000); PROVIDED, HOWEVER, that when the aggregate amount of all such Damages incurred by any Seller Indemnitees exceeds Fifty Thousand United States Dollars (U.S.$50,000), then the Buyer shall thereafter be liable for all Damages (including the such Fifty Thousand United States Dollars (U.S.$50,000) of such Damages); PROVIDED, FURTHER, that the foregoing limitation shall not apply to any claims arising from or related to (i) intentional misrepresentation or fraud (including fraudulent concealment), (ii) any Assumed Liabilities, or (iii) a misrepresentation or breach of a representation, warranty or covenant of Buyer arising under Sections 2.6(a) or 2.7 of this Agreement (collectively, "SPECIAL BUYER CLAIMS").

        (b) PERIOD FOR MAKING CLAIMS. Notwithstanding anything herein to the contrary, no Claim for Damages under this Article 12 may be brought after the Second Release Date; PROVIDED, HOWEVER, that (i) Special Seller Claims,
(ii) Special Buyer Claims, (iii) Claims for a breach of a covenant of Seller under Sections 5.7, 7.1, 7.2, 7.3, 7.5, 7.7, 7.9, 9.2, 9.3, 9.5 and 9.6, and
Article 8, and (iv) Claims for a breach of a covenant of Buyer under Sections 7.2, 7.3, 7.4, 9.1, and 9.4, and Article 8, may be brought at any time until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation, or extension thereof); and PROVIDED, FURTHER, that any Claim properly asserted by a Buyer Indemnitee or Seller Indemnitee prior to the Second Release Date may thereafter be prosecuted and arbitrated as provided in this Article 12 and recovery on such Claim may be had by the such indemnified party as provided herein.

    12.4 CLAIM; NOTICE OF CLAIM. As used herein, the term "CLAIM" means a claim for indemnification for Damages against the party from whom indemnification is sought (the "INDEMNIFYING PARTY") made by a party seeking indemnification hereunder (the "INDEMNIFIED PARTY") (on its own behalf and/or on behalf of its respective present or future officers, directors, employees, Affiliates, shareholders or agents (the "INDEMNITEES") pursuant to this
Article 12. Buyer (and only Buyer or its successors) may give notice of a Claim under this Agreement for indemnification for Damages incurred by Buyer or any other Buyer Indemnitee and only Buyer may prosecute and arbitrate a Claim on behalf of Buyer or any other Buyer Indemnitee under this Article 12. Seller (and only Seller or its successors) may give notice of a Claim under this Agreement for indemnification for Damages incurred by Seller or any other Seller Indemnitee, and only Seller may prosecute and arbitrate a Claim on behalf of Seller or any other Seller Indemnitee under this Article 12. The Indemnified Party will give written notice of a Claim executed by an officer of the Indemnified Party (a "NOTICE OF CLAIM") to the Indemnifying Party promptly after the Indemnified Party becomes aware of the existence of any potential claim by the Indemnified Party or any of its Indemnitees for indemnification from the Indemnifying Party under this Article 12 arising from or relating to (i) any item listed in Section 12.2, or (ii) the assertion, whether orally or in writing, against the Indemnified Party or any of its Indemnitees of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Party or any of its Indemnitees that is based upon, or includes assertions relating to (in each such case, a "THIRD-PARTY CLAIM") any item for which such Indemnified Party or its Indemnitees is entitled to indemnification under Section 12.2(a) or 12.2(b), as applicable. No delay on the part of an Indemnified Party in giving the Indemnifying Party a Notice of Claim will relieve the Indemnifying Party from any of its obligations under this Article 12 unless (and then only to the extent) the Indemnifying Party is materially prejudiced thereby with respect to such Claim. The assertion of any single Claim by a Party hereunder will not bar such Party from asserting any other Claim or Claims hereunder.

    12.5 CONTENTS OF NOTICE OF CLAIM. Each Notice of Claim by the Indemnified Party or any given pursuant to Section 12.4 will contain the following information:

        (a) a good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against such Indemnified Party based on alleged facts, which if true, would give rise to liability for Damages to such Indemnitee under this Article 12); and

        (b) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on such Indemnified Party's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to such Indemnified Party) and copies of any formal demand or complaint.

    12.6 DEFENSE OF THIRD-PARTY CLAIMS. In the case of any Third-Party Claim that may give rise to a claim for indemnification pursuant to this Article 12, the Indemnified Party shall defend, and shall have the right to compromise or settle and select counsel for, any Third Party Claim and the costs and expenses incurred by Indemnified Party in connection with such defense (including, but not limited to, reasonable attorney's fees, other professionals' and experts' fees and court or arbitration costs) will be included in the Damages for which the Indemnified Party and the other Indemnitees may seek indemnity pursuant to a demand for indemnification made hereunder. The Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents by the such Indemnifying Party does not affect any privilege relating to Indemnified Party or the other Indemnitees, and may at its sole expense participate in the defense of any claim or demand with its own counsel or in any settlement negotiations with respect to the Third Party Claim. The Indemnified Party shall not enter into any settlement of a Third Party Claim without the prior written consent of Indemnifying Party, which consent shall not be unreasonably withheld, PROVIDED, that if Indemnifying Party shall have consented in writing to any such settlement, then the Indemnifying Party shall have no power or authority to object to any demand for indemnification by the Indemnified Party for the amount of such settlement and Indemnifying Party will remain responsible to indemnify the Indemnified Party for all Damages they may incur arising out of, resulting from, or caused by, the Third Party Claim to the fullest extent provided in this Article 12.

    12.7 RESOLUTION OF CLAIMS. Any Notice of Claim received by an Indemnifying Party pursuant to Sections 11.4 and 11.5 will be resolved as follows:

        (a) UNCONTESTED CLAIMS. In the event that, within ten (10) calendar days after a Notice of Claim is received by an Indemnifying Party pursuant to Sections 11.4 and 11.5, such Indemnifying Party does not contest such Notice of Claim in writing to the Indemnified Party as provided in Section 12.7(b) (an "UNCONTESTED CLAIM"), such Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of such Damages specified in the Notice of Claim in accordance with this
Article 12 (which recovery, in the case of a recovery by Buyer on behalf of itself or another Buyer Indemnitee, may be made by Buyer's retention (and Seller's forfeit of any right to receive) of the appropriate portion of the Deferred Amount), subject to the limitations on a party's indemnification Liabilities set forth in this Article 12, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

        (b) CONTESTED CLAIMS. In the event that the Indemnifying Party gives the Indemnified Party bringing such Claim written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") within the ten (10) day period specified in Section 12.7(a), then the Parties and such shall attempt in good faith for a period of twenty (20) days to agree upon the rights of the respective parties with respect to such Contested Claim. If no such agreement can be reached after good faith negotiation, either party may submit the matter to binding arbitration in accordance with the provisions of Section 12.7(c).

        (c) ARBITRATION OF CONTESTED CLAIMS. Each of Buyer and Seller agrees that any Contested Claim that is not resolved in accordance with
Section 12.7(b) will be submitted to mandatory, final and binding arbitration before under the Commercial Arbitration Rules of the American Arbitration Association or its successor (the "AAA"), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 ET SEQ. and that any such arbitration will be conducted in Boston, Massachusetts. In the event the AAA ceases to provide arbitration services, then the term "AAA" shall thereafter mean and refer to J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."). Either Buyer or Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with the AAA and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted by a single arbitrator in accordance with the provisions of the commercial arbitration rules of the AAA then in effect (or, if AAA then means the J.A.M.S., J.A.M.S' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration), subject to the provisions of this
Section 12.7(c); PROVIDED, HOWEVER, that if the amount sought to be recovered in the Claim being arbitrated exceeds Two Hundred Fifty Thousand United State Dollars (U.S.$250,000) then the arbitration will be conducted by a panel of three (3) arbitrators consisting of one (1) arbitrator chosen by the Indemnifying Party, one (1) arbitrator chosen by the Indemnified Party and one
(1) arbitrator unanimously chosen by the two (2) arbitrators just mentioned that were selected by the Indemnified Party and the Indemnifying Party, and the majority decision of such three arbitrators shall constitute the decision of such arbitration panel entitled to render the Final Award (as defined below) in such arbitration. The Parties will cooperate with the AAA and with each other in promptly selecting a single arbitrator from AAA's roster of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The Parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this
Section 12.7(c) may be enforced by any court of competent jurisdiction. Subject to the provisions of subparagraph (vii) below, judgment upon the Final Award or any other final finding rendered by the arbitrator in the arbitration may be entered in any court having competent jurisdiction.

           (i) PAYMENT OF COSTS. The Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine in the Final Award (as defined below) the party who is the prevailing party (the "PREVAILING PARTY") and the party who is not the Prevailing Party (the "NON-PREVAILING PARTY"). The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the Prevailing Party, the fees of the arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between such parties in such a manner as the arbitrator deems just and equitable.

           (ii) BURDEN OF PROOF. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Delaware applicable to Contracts executed and entered into within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

           (iii) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "FINAL AWARD") and will deliver such documents to the Indemnified Party and the Indemnifying Party, together with a signed copy of the Final Award. Subject to the provisions of subparagraph (vii) below, the Final Award will constitute a conclusive determination of all issues in question (including any award of Damages), binding upon the Indemnified Party and the Indemnifying Party, and will include an affirmative statement to such effect. To the extent that the Final Award determines that an Indemnified Party or any of its Indemnitees has suffered or incurred Damages in connection with the Contested Claim through the date of the Final Award ("AWARDED DAMAGES"), the Final Award will set forth and award to the Indemnified Party the amount of such Awarded Damages.

           (iv) TIMING. The Indemnified Party, the Indemnifying Party and the arbitrator will conclude each arbitration pursuant to this Section 12.7 as promptly as reasonably possible for the Contested Claim being arbitrated.

           (v) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

           (vi) EXCLUSIVE PROCESS. Following the Closing Date, except as specifically otherwise provided in this Agreement (including without limitation the provisions of Section 12.9), and except as the parties may otherwise agree pursuant to a written settlement or other agreement between themselves), arbitration conducted in accordance with this Agreement will be the sole and exclusive method of resolving any Claim for indemnification made pursuant to this Article 12, other than any Claim arising from fraud or intentional misrepresentation of a party.

           (vii) TREATMENT OF DAMAGES. Upon issuance and delivery of the Final Award as provided in subparagraph 11.7(c)(iii) above, Buyer will immediately be entitled to recover as provided in subparagraph 11.7(e) below the amount of any Awarded Damages awarded to Buyer or other Buyer Indemnitee under such Final Award.

        (d) Settled Claims.If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by Buyer and the Seller (a "SETTLED CLAIM"), then such parties shall resolve such Settled Claim as provided in such settlement agreement.

        (e) Payment of Damages.Any Damages that (i) the parties have agreed are to be awarded to Buyer or any other Buyer Indemnitee pursuant to a Settled Claim or (ii) have been awarded to Buyer or any other Buyer Indemnitee pursuant to a Final Award of an arbitration conducted pursuant to this Section 12.7, and any other Damages payable by Seller to Buyer or any other Buyer Indemnitee pursuant to an Uncontested Claim or otherwise under this Article 12, shall be paid to Buyer or such Buyer Indemnitee (as the case may be): (A) first, by Buyer's reduction and set-off of an amount of the Deferred Amount, if any then remains, equal to the amount of such Damages and Seller's forfeiture of any future right to receive such amount of the Deferred Amount, and (B) only to the extent that the then-current Deferred Amount, if any, is not equal to or greater than the amount of such Damages, by Seller to Buyer directly in cash, subject to the limits on the indemnification Liabilities of Seller set forth in Section 12.3. Buyer will notify Seller in writing of any such reduction and set-off of the Deferred Amount as promptly as practicable thereafter.

    12.8 RELEASE OF REMAINING DEFERRED AMOUNT. Within seven (7) calendar days following the sixtieth (60th) day following the Closing Date (the "FIRST RELEASE DATE"), Buyer shall pay to Seller (i) Five Hundred Thousand United States Dollars (U.S.$500,000) of the Deferred Amount, less (ii) that portion of the Deferred Amount that has been previously set-off or is necessary to satisfy all unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to Seller before the First Release Date. Within seven (7) calendar days following the one hundred and twentieth (120th) day following the Closing Date (the "SECOND RELEASE DATE," together with the First Release Date, the "RELEASE DATE"), Buyer shall pay to Seller (i) the portion of the Deferred Amount not released to Seller on the First Release Date or set-off to satisfy any claims for Damages on or prior to the First Release Date, less (ii) that portion of the Deferred Amount that following the First Release Date has been set-off or is necessary to satisfy all unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to Seller before the Second Release Date. If any Claims are pending but not resolved on the applicable Release Date, then Buyer may retain possession and custody of that amount of the Deferred Amount that equals the total maximum amount of Damages then being claimed by Buyer in all such pending Claims.

    12.9 EXCLUSIVE REMEDY; EQUITABLE RELIEF. The Parties agree that the rights of the Parties to indemnification under this Article 12 shall be the sole and exclusive rights and remedies of the Parties for the recovery of any Damages relating to or arising under this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement; EXCEPT for any Damages arising from any Special Seller Claims or any Special Buyer Claims, or claims related to or arising under the Loan Agreement or the Management Services Agreement. Subject to the last sentence of this Section 12.9, notwithstanding anything to the contrary in this Agreement, the maximum Liability for any Claim of Damages made by a Buyer Indemnitee relating to or arising under this Agreement or any Seller Ancillary Agreement and a Buyer Indemnitee's sole and exclusive remedy therefor shall be Buyer's right to retain and set off the Deferred Amount pursuant to Article 12, except for Special Seller Claims and claims related to or arising under the Loan Agreement or the Management Services Agreement. Subject to the last sentence of this Section 12.9, notwithstanding anything to the contrary in this Agreement, the maximum aggregate Liability for all Claims of Damages made by any Seller Indemnitees relating to or arising under this Agreement or any Buyer Ancillary Agreement shall be One Million United States Dollars (U.S.$1,000,000), except for Special Buyer Claims and claims related to or arising under the Loan Agreement or the Management Services Agreement. Nothing in this Agreement will preclude or prevent any Party from seeking and obtaining equitable remedies or relief not involving the recovery of money damages from any court of competent jurisdiction (such as the remedies of injunctive relief or specific performance) for any breach or violation of this Agreement.

                                   ARTICLE 13
                                  TERMINATION

    13.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

    13.2  UNILATERAL TERMINATION.

        (a) Either Buyer or Seller, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby.

        (b) Either Buyer or Seller, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by midnight Eastern Standard Time on March 31, 2002, in which case either Party, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by midnight Eastern Standard Time on March 31, 2002); PROVIDED, FURTHER, that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 11 or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty or covenant made under this Agreement by such party.

        (c) Either Buyer or Seller may terminate this Agreement at any time prior to the Closing if the Buyer (in the case of a termination by Seller) or Seller (in the case of a termination by Buyer) has committed a material breach of (i) any of such party's representations and warranties contained in this Agreement or (ii) any of such party's covenants contained in this Agreement, and has not cured such material breach within five (5) calendar days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section.

        (d) Buyer, by giving written notice to Seller, may terminate this Agreement if a Closing Material Adverse Effect shall occur.

        (e) By Buyer, if the Board of Directors of Seller shall have withdrawn or modified in a manner adverse to Buyer its approval of this Agreement or the transactions contemplated hereunder, or shall have resolved to do any of the foregoing.

        (f) By Buyer, if Seller shall have materially and willfully breached the Seller's obligations under the Loan Agreement or the Management Services Agreement

        (g) By Seller, if Buyer shall have materially and willfully breached the Buyer's obligations under the Loan Agreement or the Management Services Agreement.

    13.3  LIABILITY FOR TERMINATION.  Any termination of this Agreement under
Section 13.1 or Section 13.2 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. Termination of this Agreement by a Party (the "TERMINATING PARTY") in accordance with the provisions of this Article (other than a termination governed by Section 13.4 below) will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination, except as set forth in Section 13.3, Section 13.4 and Article 14, each of which shall survive termination of this Agreement; PROVIDED, HOWEVER, that nothing herein shall relieve a party from liability for fraud or willful breach of this Agreement.

    13.4  EXPENSES.  If this Agreement is terminated by Buyer pursuant to
Section 13.2(c), Section 13.2(d) or Section 13.2(e), then Seller shall promptly reimburse Buyer for its actual costs and expenses incurred in connection with its due diligence review, professional advisory fees, document preparation, negotiation, execution, delivery and performance of this Agreement and the related documents and agreements; PROVIDED that Seller shall not be obligated to so reimburse Buyer as a result of a termination of this Agreement by Buyer pursuant to Section 13.2(c) or
Section 13.2(d) if, and only if, (i) the material breach of the representation, warranty or covenant was the result of events or matters outside of Seller's control, or (ii) the Closing Material Adverse Effect was the result of events or matters outside of Seller control.

                                   ARTICLE 14
                                 MISCELLANEOUS

    14.1 NOTICES. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made) (i) upon receipt, when delivered in person or when delivered by telex or facsimile (to the telex or facsimile number of the person to whom notice is given, provided that electronic confirmation of receipt is obtained), (ii) upon receipt, when delivered by a courier service (as shown by the records or such courier service), or (iii) on the earlier of actual receipt or the third (3rd) Business Day following the date of deposit in the United States mail, first class certified or registered mail, postage prepaid, return receipt requested to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

    if to Buyer, to:

       Burntsand (New England) Inc.
       c/o Burntsand Inc.
       500-304 The East Mall
       Toronto, Ontario
       Canada, M9B 6E4
       Telephone: (416) 234-3852
       Fax: (416) 234-3902
       Attention: Chief Financial Officer

       with a copy to:

       Burntsand Inc.
       500-304 The East Mall
       Toronto, Ontario
       Canada, M9B 6E4
       Telephone: (416) 234-3852
       Fax: (416) 234-3902
       Attention: Chief Financial Officer

       with a copy to:

       Fenwick & West LLP
       275 Battery Street
       San Francisco, CA 94111
       Telephone: (415) 875-2300
       Fax: (415) 281-1350
       Attention: Samuel B. Angus, Esq.

    if to Seller, to:

       Primix Solutions Inc.
       311 Arsenal Street
       Watertown, Massachusetts 02472
       Telephone: (617) 923-6500
       Fax: (617) 923-6724
       Attention: Chief Financial Officer

       with a copy to:

       McDermott, Will & Emery
       28 State Street
       Boston, MA 02109-1775
       Telephone: (617) 535-4000
       Fax: (617) 535-3800
       Attention: John B. Steele, Esq.

    14.2  AMENDMENTS AND WAIVERS.

        (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    14.3 EXPENSES. Except as set forth in Article 13 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not such transactions are consummated. Seller shall be responsible for all fees and expenses incurred in connection with the printing and filing with the SEC of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto, and the delivery of such materials to the Seller's stockholders.

    14.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

    14.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and performed entirely within the State of Delaware, without regard to the principles of choice of law or conflicts of law rules of such state.

    14.6 COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder (other than the indemnification rights of Buyer Indemnitees under Article 12).

    14.7 ENTIRE AGREEMENT. This Agreement, the Seller Ancillary Agreements, the Buyer Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement (including but not limited to the letter from Buyer to Seller dated as of October 24, 2001).

    14.8 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    14.9 SEVERABILITY. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect. Nothing herein will be deemed to contradict the provisions of
Section 7.7 hereof.

    14.10 PUBLIC ANNOUNCEMENT. Upon or following execution of this Agreement, each Party may issue a press release, previously reviewed by the other Party and with such other Party's consent, which shall not be unreasonably withheld, announcing the transactions contemplated by this Agreement. Following execution of this Agreement, the Parties agree to consult with each other before issuing any other press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange (in which case the party subject to such requirement shall give prior written notice of such requirement to the other party), will not issue any such press release or make any such public statement prior to such consultation. Following the Closing, each Party may issue such press releases, and make such other disclosures, regarding the transaction completed hereunder as it determines are required under applicable securities laws or regulatory rules.

         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       BURNTSAND (NEW ENGLAND) INC.

                                                       By:  /s/ PAUL BERTIN
                                                            -----------------------------------------
                                                            Name: Paul Bertin
                                                            Title: Chief Executive Officer

                                                       By:  /s/ BLAIR BAXTER
                                                            -----------------------------------------
                                                            Name: Blair Baxter
                                                            Title: Chief Financial Officer and
                                                            Secretary

                                                       PRIMIX SOLUTIONS INC.

                                                       By:  /s/ LENNART MENGWALL
                                                            -----------------------------------------
                                                            Name: Lennart Mengwall
                                                            Title: Chief Executive Officer

                                                       By:  /s/ DAVID W. CHAPMAN
                                                            -----------------------------------------
                                                            Name: David W. Chapman
                                                            Title: Chief Financial Officer
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